Exhibit 10.1
OFFICE LEASE AGREEMENT
     THIS LEASE AGREEMENT, (“Lease”) is made as of the 30th day of October, 2008 (the “Effective Date”), between Maguire Partners — Solana Limited Partnership, a Texas limited partnership (hereinafter called “Landlord”), and Middlebrook Pharmaceuticals, Inc., a Delaware corporation (hereinafter called “Tenant”).
LEASE OF PREMISES
     In consideration of the mutual covenants herein, during the Term (hereinafter defined) of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all the terms and conditions hereinafter set forth, the 14,971 square feet of rentable area located on the 1st floor of the building generally known as 7 Village Circle (such rentable area, the “Premises”, and such building, the “Building”), which is located in the mixed use complex known as “Solana” located in Southlake and Westlake, Texas (the portion of such complex owned by Landlord and/or its affiliates is herein referred to as the “Complex”). The Premises are more particularly described by the crosshatched portion of the drawing attached hereto as Exhibit A. The general location of the Building is outlined on the site plan attached hereto as Exhibit A-1. The Complex is more particularly shown as the outlined area on the site plan attached hereto as Exhibit A-3. The Premises, the Building, the structured and surface parking which serve the Building and are described in Exhibit E-1 attached hereto (the “Parking Facilities”), all improvements and appurtenances to the Building and the land on which the Building, Parking Facilities, improvements and appurtenances are situated, are referred to collectively herein as the “Project”, all of which are outlined on the site plan attached hereto as Exhibit A-2. The Basic Lease Provisions (herein so called) consists of items 1-13 immediately following this Lease of Premises. The provisions following the Basic Lease Provisions, the table of contents, the List of Exhibits and the provisions contained in Articles 1 through 16 below are sometimes referred to as the “Supplemental Lease Provisions.”
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

BASIC LEASE PROVISIONS

1.	Building Name and Address:	7 Village Circle, Westlake, Texas 76262

2.	Premises: Suite #:	100

3.	Rentable Area:

	a. Rentable Area of the Premises:	14,971 square feet

	b. Rentable Area of the Building:	153,098 square feet

4.	Parking Spaces:	See attached Exhibit E.

5.	Tenant’s Building Expense Percentage:	9.7787%

6.	Basic Rent

	First Lease Year:	For the first Lease Year, $366,789.48 annually (based on $24.50 per rentable square foot), payable in equal monthly installments of $30,565.79 per month (See Section 4)

	Second Lease Year	For the second Lease Year, $374,274.96 annually (based on $25.00 per rentable square foot), payable in equal monthly installments of $31,189.58 per month

	Third Lease Year	For the third Lease Year, $381,760.56 annually (based on $25.50 per rentable square foot), payable in equal monthly installments of $31,813.38 per month

	Fourth Lease Year	For the fourth Lease Year $389,246.04 annually (based on $26.00 per rentable square foot), payable in equal monthly installments of $32,437.17 per month

	Fifth Lease Year	For the fifth Lease Year, $396,731.52 annually (based on $26.50 per rentable square foot), payable in equal monthly installments of $33,060.96 per month

7.	Tenant’s Expense Stop:	Actual Non-Electrical Expenses for the calendar year 2008 (expressed on a per rentable square foot basis) (See Section 2.02)

8.	Electrical Expenses:	Tenant’s Proportionate Share of Electrical Expenses for each calendar year (or portion thereof) during the Term (See Section 2.02A.11)

9.	Initial Term:	Five (5) years

	Commencement Date and Rent Commencement Date:	On the earlier of Tenant’s occupancy of the Premises for the conduct of its business or the date on which the Landlord Work is Substantially Complete. The parties anticipate that the Landlord Work will be Substantially Complete on or about November 7, 2008 (the “Target Commencement Date”).

	Expiration Date:	The last day of the fifth Lease Year

10.	Security Deposit:	$353,409.17, subject to adjustment as set forth in Article 3 below

11.	Broker(s):	The Makens Company, represented by Cory Darden

12.	Permitted Use:	General office and related uses, including training and sales

13.	Addresses for notices due under this Lease:

Landlord:	Tenant:

Nine Village Circle, Suite 500 Westlake, Texas 76262 Attention: Tom Allen	Seven Village Circle, Suite 100 Westlake, Texas 76262 Attention: General Counsel

With copies of all notices to:	With copies of all notices to:

Maguire Partners—Solana Limited Partnership c/o Maguire Investments, Inc. 1733 Ocean Avenue, Suite 400 Santa Monica, California 90401 Attn: Robert F. Maguire III	Middlebrook Pharmaceuticals, Inc. Seven Village Circle, Suite 100 Westlake, Texas 76262 Attention: Accounts Payable
and to:

Middlebrook Pharmaceuticals, Inc. Seven Village Circle, Suite 100 Westlake, Texas 76262 Attention: VP of Finance

With copies of all notices of breach, default or alleged breach or default or claim for indemnity or provision of a defense or a demand for arbitration to:	With copies of all notices of breach, default or alleged breach or default or claim for indemnity or provision of a defense or a demand for arbitration to:

Thompson & Knight LLP Burnett Plaza, Suite 1600 801 Cherry Street, Unit #1 Fort Worth, Texas 76102 Attention: Susan E. Coleman	Eric J. Gaertner Attorney-at-Law Neal, Gerber & Eisenberg LLP 2 N. LaSalle Street, Suite 2200 Chicago, IL 60602-3801
Each reference in this Lease to any of the Basic Lease Provisions shall be construed to incorporate all of the terms provided under each such Basic Lease Provision.

List of Exhibits

Exhibit A	—	Premises

Exhibit A-1		Site Plan Showing Location of Building

Exhibit A-2	—	Site Plan Showing Location of Project

Exhibit A-3	—	Site Plan Showing Location of Complex

Exhibit B	—	Acceptance of Premises Memorandum

Exhibit C	—	Agreement for Construction

Exhibit D	—	Rules and Regulations

Exhibit E	—	Parking Agreement

Exhibit E-1	—	Parking Garage and Adjacent Surface Lots

Exhibit F	—	Property Maintenance Association

Exhibit G	—	HVAC Specifications

Exhibit H	—	Janitorial Specifications

Exhibit I	—	Hazardous Substances

Exhibit J	—	Renewal Option

ARTICLE 1
TERM, POSSESSION, PREMISES
SECTION 1.01. COMMENCEMENT AND EXPIRATION.
A.	Commencement and Expiration. Subject to the terms set forth herein, the term of this Lease shall be the period of time specified in Item 9 of the Basic Lease Provisions. The term of this Lease will commence on the “Commencement Date” specified in Item 9 of the Basic Lease Provisions and shall expire, without notice to Tenant, on the “Expiration Date” specified in Item 9 of the Basic Lease Provisions, subject to adjustment and earlier termination as expressly provided in this Lease. Notwithstanding the foregoing, if the Expiration Date, as determined herein, does not occur on the last day of a calendar month, the Lease term and the last Lease Year thereof shall be extended by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Lease term. The term “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date, and on each anniversary of the Commencement Date. The Landlord Work shall be deemed to be “Substantially Complete” on the later of (i) the date that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use of the Premises; and (ii) the date Landlord receives from the appropriate governmental authorities, with respect to the Landlord Work performed by Landlord or its contractors in the Premises, all approvals necessary for the occupancy for the Premises. Landlord’s failure to Substantially Complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. If Landlord is delayed in the performance of the Landlord Work as a result of the acts or omissions of Tenant, or its trustees, members, principals, beneficiaries, partners, officers, directors, employees, or agents, or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved plans, Tenant’s failure to comply with any of its obligations under this Lease, or the specification of any materials or equipment with long lead times (a “Tenant Delay”), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. Landlord shall promptly notify Tenant, orally or in writing, of any circumstances of which Landlord is aware (other than Tenant’s failure to provide any information or approvals within any applicable time period expressly provided for in this Lease) that have caused or may cause a Tenant Delay, so that Tenant may take whatever action is appropriate to minimize or prevent such Tenant Delay. Landlord shall provide Tenant with updates regarding the status of the construction of the Landlord Work during the construction process, which updates may be oral.

B.	Renewal Rights. Tenant shall have one (1) renewal option of five (5) years as set forth in Exhibit J attached hereto.

C.	Commencement of Obligations. All obligations under this Lease arise when the Lease is executed by all parties, except for the obligations to pay Basic Rent and Additional Rent which Rent obligations shall arise on the applicable Rent Commencement Date set forth in Item 9 of the Basic Lease Provisions.
D.	Premises. The Premises shall have the meaning assigned to such term in the Lease of Premises on page 1 of this Lease, provided that if this Lease is hereafter amended to add or delete rentable area from the Premises, the term Premises shall be redefined to mean the Premises, as decreased or increased. Tenant hereby acknowledges that it has inspected the Premises and the Common Areas and accepts the Premises and the Common Areas in their current AS IS condition, subject, however, to Landlord’s obligation to perform the Landlord Work, as defined in Section 1.02A below, subject to any latent defects in the Landlord Work reported to Landlord within 12 months after the Commencement Date, subject to the correction of any punch list items as described below, and subject to Landlord’s obligations contained in Section 6.01A of this Lease. Within 5 days after the Landlord Work is Substantially Complete, Landlord and Tenant shall together conduct an inspection of the Premises and prepare a “punch list” setting forth any portions of the Landlord Work that are not in conformity with the Landlord Work as required by the terms of this Lease. Landlord, as part of the Landlord Work, shall use reasonable efforts to correct all such items within 30 days following the completion of the punch list.
SECTION 1.02. CONSTRUCTION OF LEASE SPACE IMPROVEMENTS AND POSSESSION.
A.	Landlord Required Work. Pursuant to the Agreement for Construction (herein so called) attached hereto as Exhibit C, Landlord, at Tenant’s expense, will construct Tenant’s

Improvements in accordance with the requirements of the Agreement for Construction.

B.	Tenant Required Work. None.

C.	Acceptance of Premises Memorandum. Upon the substantial completion of Landlord Work, Landlord and Tenant shall execute an “Acceptance of Premises Memorandum” in substantially the form of Exhibit B. If Tenant fails to execute and return the Acceptance of Premises Memorandum, or to provide written objection to the statements contained in the Acceptance of Premises Memorandum, within 30 days after the date the Acceptance of Premises Memorandum is delivered to Tenant, Tenant shall be deemed to have made all agreements set forth in Exhibit B even though the Acceptance of Premises Memorandum may not have been executed by Tenant, provided, however, the deemed agreements shall in no way relieve Tenant from its obligation to execute and deliver an Acceptance of Premises Memorandum.

D.	Occupancy of the Premises. Tenant shall have no right to occupy any portion of the Premises prior to the Commencement Date; provided that Tenant may take possession of the Premises approximately 3 weeks prior to the Commencement Date for the sole purpose of installing cable and other telecommunications equipment, and placing Tenant’s furniture, equipment and other personal property in the Premises, provided that Tenant does not interfere with the construction of the Landlord Work. Such possession shall be subject to the terms and conditions of this Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work. Tenant shall, however, be liable for the reasonable cost of any above standard services (e.g., after-hours HVAC) that are provided to Tenant during the period of Tenant’s possession prior to the Commencement Date.
E.	Ownership of Leasehold Improvements and Tenant’s Alterations. With the exception of (i) Tenant’s FF&E, (ii) Tenant Alterations Required to be Removed (as defined in Section 1.03.A below), and (iii) vaults and safes located in the Premises, Tenant Alterations, all other leasehold improvements and additions to the Premises, and all appurtenances made or installed by Tenant or others into or within the Premises, including, without limitation, built-in furniture, built-in cabinetry, floor coverings, wall coverings, draperies, paneling, molding, doors, plumbing systems, permanently installed electrical systems, permanently installed lighting systems, the speakers, cabling, and outlets installed in connection with the permanently installed electrical systems or Tenant’s communication system, mechanical systems, and wiring, cabling and outlets for the systems mentioned above and/or for all telephone, radio, telegraph, communications and television purposes and, any special flooring or ceiling installations, upon the completion thereof, shall at all times be and remain Landlord’s property, but Tenant shall be solely responsible for the maintenance, servicing and repair of such items during the Term of this Lease. Notwithstanding the preceding sentence or any other provision in this Lease, Tenant is hereby granted a license to use all such leasehold improvements, Tenant Alterations, and such other leasehold improvements, additions and appurtenances during the term of this Lease. Landlord hereby represents that Landlord is the legal owner of, and has the full right, title and interest in and to any leasehold improvements and appurtenances currently located in the Premises as of the date of this Lease (including but not limited to all cubicles and appurtenances related thereto).
SECTION 1.03. SURRENDER OF THE PREMISES.
A.	Surrender of Premises. Upon the earlier to occur of (i) the expiration of this Lease, (ii) the termination of this Lease, or (iii) following a Tenant default, Landlord’s exercise of its right to re-enter or re-let the Premises without terminating this Lease (the earlier of all such days is herein referred to as the “Required Surrender Date”), Tenant shall immediately surrender to Landlord the Premises, including all alterations and improvements to the Premises and all other property required to be left as otherwise provided in this Lease, all of which shall be in good order, repair and condition and broom clean, ordinary wear and tear and damage caused by casualty or eminent domain, or other damage which Landlord is obligated to repair excepted. Notwithstanding the preceding sentence, Landlord, at the time of its approval of Tenant Alterations in accordance with Section 6.02.C of these Supplemental Lease Provisions or at the time of its approval of any improvements to the Premises pursuant to a Work Letter (“Tenant Improvements”), may require that some or all of the Tenant Alterations or Tenant Improvements, as applicable be removed upon lease expiration or termination. In such event, Tenant shall, at the time of the surrender of the Premises as set forth in this paragraph A., remove at its expense any such Tenant Alterations and Tenant Improvements (collectively “Tenant Alterations Required to be Removed”), unless Landlord waives such requirement, in writing. Tenant shall at its expense, promptly repair any damage caused to the Premises or the Building in connection with Tenant’s surrender of the Premises and/or the removal of Tenant Alterations Required to be Removed. If Tenant fails to surrender the Premises in the condition aforesaid or repair any such damage, then Landlord may restore the Premises to such a condition and/or make such repairs, as applicable, at Tenant’s expense. Notwithstanding anything contained herein to the contrary, it is agreed that Tenant Alterations Required to be Removed shall not include any usual office improvements such as gypsum board, partitions, ceiling grids and tiles, fluorescent lighting panels, Building standard doors and non-glued down carpeting. In addition, the alterations which are to be performed by Landlord in connection with the Landlord Work shall not be a Tenant Alteration Required to be Removed, except that if any changes are made to the current Construction Plans (as defined in the Work Letter), Landlord may designate any alterations performed in connection with such change as a Tenant Alteration Required to be Removed at the time of Landlord’s approval of such change.
B.	Tenant’s FF&E. On the Required Surrender Date, Tenant shall remove all of Tenant’s personal property (including all furnishings and equipment) and trade fixtures (“Tenant’s FF&E”) from the Premises. If any of Tenant’s FF&E is left in the Premises 3 days after the day on which Tenant’s FF&E is required to be removed, then such Tenant’s FF&E shall be considered abandoned and Landlord may, without liability to Tenant, dispose of all or any portion of same in such manner as Landlord deems advisable.
SECTION 1.04. HOLDING OVER. In the event Tenant, or any party claiming rights to this Lease under, by or through Tenant retains possession of the Premises or any portion thereof after the Required Surrender Date (each such retention a “Holdover”), then, in such event, such possession shall be an unlawful detainer, and no tenancy or interest shall result from such possession, such parties shall be subject to immediate eviction and removal, and Tenant shall, during the term of the Holdover, pay Landlord as rent for each month or portion thereof during the period of such holdover an amount equal to (i) one hundred and fifty percent (150%) of the monthly Basic Rent in effect immediately preceding the Holdover plus (ii) one hundred percent (100%) of the monthly Additional Rent in effect immediately preceding such Holdover (collectively the “Holdover Rent”). In addition and without limiting the requirement of the payment of Holdover Rent, Tenant shall also pay to Landlord any and all damages sustained by Landlord as a result of such Holdover, which payment shall be made to Landlord upon Landlord’s written demand; provided that Tenant shall not be liable to Landlord for any damages in connection with an actual or prospective tenant arising from Tenant’s holdover unless (i) Landlord gives written notice (the “Vacancy Notice”) to Tenant after the date Tenant’s right to renew the Lease pursuant to Exhibit J has occurred stating (x) that Landlord has entered into a letter of intent, letter or memorandum of understanding or another similar instrument with a proposed tenant or a third party has accepted a proposal made by Landlord to lease all or part of the Premises and (y) the date Landlord requires Tenant to vacate the Premises (the “Vacancy Date”), which date shall be the later of thirty (30) days after Tenant’s receipt of the Vacancy Notice and the expiration date of this Lease, and (ii) Tenant fails to vacate the Premises on or before the Vacancy Date. Tenant will vacate the Premises and deliver the same to Landlord promptly upon Tenant’s receipt of notice from Landlord to so vacate. The Holdover Rent during such period shall be payable to Landlord on demand or if no demand is made then on the 1st day of each month during the term of the Holdover (without in any way implying or creating a month-to-month tenancy or any other tenancy). No holding over by Tenant shall operate to extend this Lease.

SECTION 1.05. NO WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY EXPRESSED OR IMPLIED HEREIN, TENANT ACCEPTS THE PREMISES, THE BUILDING AND THE COMPLEX (INCLUDING THE SUITABILITY OF THE PREMISES FOR THE USE PERMITTED UNDER THE LEASE) IN “AS IS” CONDITION WITH ANY AND ALL FAULTS AND LATENT OR PATENT DEFECTS (SUBJECT TO THE PROVISIONS OF THIS LEASE) AND TENANT ACKNOWLEDGES THAT LANDLORD MAKES NO WARRANTIES REGARDING THE PREMISES EXCEPT AS SPECIFICALLY PROVIDED IN THIS LEASE AND LANDLORD HEREBY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR THEIR INTENDED COMMERCIAL PURPOSE. TENANT HAS HAD A FULL AND FAIR OPPORTUNITY TO INSPECT THE PREMISES. TENANT HAS KNOWLEDGE OF THE PREMISES AND WITH THIS KNOWLEDGE HAS VOLUNTARILY AGREED TO DISCLAIM THE IMPLIED WARRANTY OF SUITABILITY. BOTH LANDLORD AND TENANT HAVE EXPRESSLY BARGAINED FOR AND AGREED TO THIS DISCLAIMER. FOR AND IN CONSIDERATION OF THE EXECUTION OF THIS LEASE, LANDLORD AND TENANT AGREE THAT LANDLORD WOULD NOT HAVE SIGNED THIS LEASE BUT FOR THE WAIVER CONTAINED HEREIN, AND TENANT WAIVES ANY WARRANTY REGARDING THE PREMISES EXCEPT THOSE EXPRESSLY PROVIDED IN THIS LEASE.
ARTICLE 2
RENT
SECTION 2.01. BASIC RENT. Tenant shall pay as annual “Basic Rent” for the Premises the applicable annual sum shown in Item 6 of the Basic Lease Provisions. Basic Rent shall be payable in equal monthly installments in the applicable monthly amount set forth in Item 6 of the Basic Lease Provisions, in advance, without demand or deduction, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter until the Expiration Date. Basic Rent during the Renewal Term shall be as determined pursuant to Exhibit J attached hereto. All Rent payments will be delivered to Landlord at such address as Landlord designates to Tenant in writing. If the term of this Lease commences on a day other than the first day of a calendar month, the Basic Rent for such partial month shall be prorated in the proportion that the number of days this Lease is in effect during such partial month bears to the number of days in that calendar month.
SECTION 2.02. ADDITIONAL RENT.
A.	Definitions. For purposes of this Lease, the following definitions shall apply:
1.	“Additional Rent” shall mean for the period from the Rent Commencement Date until and including December 31, 2008, (i) Tenant’s Proportionate Share of Electrical Expenses and (ii) from January 1, 2009 until the Expiration Date, shall mean the amount of Tenant’s Proportionate Share of Operating Expenses (as defined in Section 2.02 A.12 below) for a particular calendar year, or portion thereof.

2.	“Operating Expenses” shall mean the total of all actual costs, expenses and disbursements incurred or paid by Landlord in connection with the management, operation, maintenance (including cleaning, protecting and servicing), and repair of the Building and the Common Areas and Common Facilities within the Complex (other than those located in a building other than the Building) for a particular calendar year or portion thereof as reasonably and consistently applied and determined by Landlord in accordance with generally accepted accounting principles (“GAAP”). Operating Expenses shall include, without limitation, (i) the cost of air-conditioning, electricity, heating, mechanical, ventilation and elevator systems and all other utilities and the cost of supplies and equipment and maintenance and service contracts in connection therewith, (ii) the cost of repairs, general maintenance, cleaning, trash removal, telephone service, janitorial service, light bulb and tube replacement, and supplies and security service, (iii) the cost of fire, extended coverage, earthquake, boiler, sprinkler, apparatus, public liability, property damage, rent, and all other insurance, (iv) wages, salaries and other labor costs, including taxes, insurance, retirement, medical and other employee benefits of employees at or below the level of general manager or positions substantially providing the same services customarily provided by a general manager, regardless of title, including the position currently held by Richard Kuhlman, (v) fees, charges and other reasonable costs related to the management of the Complex, (vi) consulting fees, legal fees and accounting fees of all independent contractors engaged by Landlord or reasonably charged by Landlord if Landlord performs such services (including, without limitation, the management fee payable to the property manager, which management fee shall not exceed 3% of the gross revenues of the Complex), (vii) the cost of supplying, replacing and cleaning employee uniforms, (viii) the cost of the property manager’s offices in the Complex, provided such office is devoted to the management, operation, or repair of the Project and the Complex, (ix) the cost of business taxes and licenses, (x) all costs of operating, cleaning, maintaining, servicing, repairing and staffing the Parking Facilities and associated landscaped areas, (xi) all Real Property Taxes as hereinafter defined, (xii) any fees or charges imposed by any federal, state or local government for fire protection, police, trash or other similar governmental or quasi-governmental service which does not constitute a Real Property Tax, (xiii) landscaping, (xiv) assessments by the Property Maintenance Association, as further described in Exhibit F attached hereto, (xv) Cost Saving Capital Improvement Amortization, as hereinafter defined, and (xvi) any other expenses of any kind whatsoever reasonably incurred for managing, operating, maintaining and repairing the Project and/or the Common Areas and Common Facilities within the Complex (other than those located in a building other than the Building or the central plant which provides electricity for the Building). Certain of the foregoing expenses may be incurred by Landlord for the Building in conjunction with one or more additional buildings in the Complex (“Shared Expenses”) in which event, Operating Expenses will include the Building’s pro-rata share of any such Shared Expenses, calculated as follows: the Building’s pro-rata share of any category of Shared Expense shall be equal to the total of such Shared Expense category multiplied by a fraction, the numerator of which is the total Rentable Area in the Building and the denominator of which is the total Rentable Area of all buildings incurring such category of Shared Expenses. In addition, if the Building and the other buildings in the Complex are not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar year of the Lease term or if Landlord is not supplying services to at least ninety-five percent (95%) of the rentable area of the Building and such other buildings at any time during any calendar year of the Lease term, actual Operating Expenses (including Electrical Expenses) for purposes hereof shall, at Landlord’s option, be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the rentable area of the Building and such other buildings during such year. Operating Expenses and Shared Expenses shall exclude any expenses paid for directly by Tenant or by any other tenants of the Project and/or Complex.
Operating Expenses shall not include:
(a) the cost of capital improvements (except as otherwise provided herein);
(b) depreciation;
(c) principal and interest payments of mortgage and other non-operating debts of Landlord;
(d) the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds;
(e) costs in connection with leasing space in the Building, including brokerage commissions;
(f) lease concessions, rental abatements and construction allowances granted to specific tenants;
(g) costs incurred in connection with the sale, financing or refinancing of the Building;
(h) fines, interest and penalties incurred due to the late payment of Real Property Taxes or Operating Expenses;
(i) organizational expenses associated with the creation and operation of the entity which constitutes Landlord;
(j) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases;
(k) sums paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience;

(l) any fines, penalties or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees;
(m) advertising and promotional expenditures;
(n) Landlord’s charitable and political contributions;
(o) ground lease rental;
(p) attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building.
(q) the cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant.
(r) all costs of purchasing or leasing major sculptures, paintings or other major works or objects of art;
(s) any expenses for which Landlord has received actual reimbursement (other than through Operating Expenses).
(t) costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Complex.
(u) expenses for the replacement of any item covered under warranty, to the extent Landlord actually receives the proceeds under such warranty.
(v) fines or penalties incurred as a result of violation by Landlord of any applicable Laws.
(w) costs incurred to remediate any Hazardous Materials required by applicable law, except for any such costs related to general maintenance and repair of the Building, Common Area or Complex.
3.	“Real Property Taxes” shall mean (i) all taxes, assessments (special or otherwise) and charges levied upon or with respect to the Project and ad valorem taxes for any personal property used in connection therewith, (ii) all taxes, fees and/or excise taxes on the act of entering into this Lease, on the occupancy of Tenant, or in connection with the business of owning and/or renting space in the Project or revenue from the Project (excluding income taxes) which are now or hereafter levied, assessed or imposed or assessed against Landlord by the United States of America, any State or any political subdivision, public corporation, district or other political or public entity, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen) which may be levied, assessed or imposed in lieu of, as a substitute, in whole or in part, for or as an addition to, any other Real Property Taxes, and (iii) all reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce any of the foregoing. Landlord may pay any such special assessments in installments when allowed by law, in which case, Real Property Taxes shall include any interest charged. Real Property Taxes shall not include income, transfer, inheritance, gift, estate, capital levy or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied, assessed or imposed against Landlord in lieu of, or as a substitute, in whole or in part, for or as an addition to, any other tax which would otherwise constitute Real Property Taxes. Notwithstanding anything herein to the contrary, Real Property Taxes shall not include any taxes actually paid by Tenant pursuant to Article 16.17 below.
4.	“Cost Saving Capital Improvements” shall mean any equipment, device or other improvement (i) reasonably anticipated to achieve economies in the operation, maintenance and repair of the Building or other portion of the Project (including the Common Areas) but Tenant shall be responsible for reimbursing the cost of any equipment purchased which is reasonably anticipated to achieve economies in operation and consequently is included as a Cost Saving Capital Improvement only to the extent actual cost savings to Tenant are realized, and/or (ii) to comply with any statute, ordinance, code, mandatory controls or guidelines more particularly described in Section 5.05 of these Supplemental Lease Provisions enacted, promulgated or made applicable to the Building or Project after the Commencement Date.

5.	“Cost Saving Capital Improvement Amortization” shall mean the amount determined by multiplying the actual cost of each Cost Saving Capital Improvement acquired by Landlord by the constant annual percentage (including interest at the rate of 8% per annum) required to fully amortize such cost on a straight line basis over the greater of the applicable recovery period or the useful life, using generally accepted accounting principles. The Cost Saving Capital Improvement Amortization shall be allocated and charged to Tenant as an amount per square foot of Rentable Area of the Premises in accordance with consistent management practices.

6.	“Electrical Expenses” mean that portion of Operating Expenses incurred in the form of charges for electrical current provided to the Building and the Building’s pro-rata portion of (i) electricity required to operate the central plant which provides electricity to the Project, (ii) to the extent not included in clause (i) preceding, electricity required to operate chillers which provide chilled water to the Premises, (iii) electricity provided to the parking areas, and (iv) electricity provided to Common Areas and Common Facilities within the Building and other portions of the Complex, except those Common Areas and Common Facilities located in a building other than the Building. Electrical Expenses shall not include electrical charges included in the Project Maintenance Association assessments (which are a separate item of Operating Expenses). If Landlord generates or distributes electric current for the Building, the charges to Tenant shall not exceed the rate that would be charged Tenant if billed directly by the local utility for the same services.

7.	“Non-Electrical Expenses” shall mean Operating Expenses minus Electrical Expenses.

8.	“Tenant’s Building Expense Percentage” shall mean the percentage specified in Item 5 of the Basic Lease Provisions. This percentage is determined and shall be redetermined if Rentable Area is added to or deducted from the Premises, by dividing Rentable Area in the Premises as specified in Item 3 of the Basic Lease Provisions, by the total Rentable Area in the Building.

9.	“Tenant’s Expense Stop” shall have the meaning assigned to it in Item 7 of the Basic Lease Provisions.

10.	“Tenant’s Proportionate Share of Electrical Expenses” shall be the dollar amount equal to the product of Tenant’s Building Expense Percentage multiplied by the Electrical Expenses. However, if the Premises have a separate electric meter then Tenant’s Proportionate Share of Electrical Expenses shall be calculated as follows, (i) the cost of electricity directly metered to the Premises plus (ii) Tenant’s Building Expense Percentage multiplied by that portion of the Electrical Expenses allocable to the Common Areas and Common Facilities (other than those located in a building other than the Building or the central plant referred to in item (iii) following) and parking areas, and (iii) Tenant’s pro-rata portion of the cost of electricity required to operate the central plant of the Project.

11.	“Tenant’s Proportionate Share of Non-Electrical Expenses” shall be the amount, if any, by which the product of Tenant’s Building Expense Percentage multiplied by the Non-Electrical Expenses for or allocable to the Building exceeds the product of Tenant’s Expense Stop multiplied by the number of square feet of Rentable Area in the Premises.

12.	“Tenant’s Proportionate Share of Operating Expenses” shall be the sum of Tenant’s Proportionate Share of Electrical Expenses and Tenant’s Proportionate Share of Non-Electrical Expenses.
B.	Payment Obligation. Beginning with the Rent Commencement Date, Tenant shall, in addition to the Basic Rent specified in this Lease and at the same time as monthly Basic Rent is payable under this Lease, pay to Landlord the Additional Rent for the Premises, in each calendar year or partial calendar year during the term of this Lease. Additional Rent shall be determined and paid in accordance with the following provisions:
1.	Landlord’s Estimates of Additional Rent and Tenant’s Payment of Estimated Additional Rent. Prior to the Rent Commencement Date, Landlord will provide to Tenant an estimate of the monthly and aggregate estimated amount of Tenant’s Proportionate Share of Electrical Expenses for the period from the Rent Commencement Date until and including December 31, 2008. Prior to December 1, 2008 and at least thirty (30) days prior to each other calendar year during the term of this Lease, Landlord will deliver to Tenant an estimate of the monthly and aggregate Tenant’s Proportionate Share of Operating Expenses for the next ensuing calendar year.
2.	Revisions in Estimated Additional Rent. If Operating Expenses increase during a calendar year by more than ten percent (10%), Landlord may revise the estimated Additional Rent during such year, by giving Tenant thirty (30) days written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an additional amount equal to the amount of such increase in the estimated Additional Rent divided by the number of months remaining in such year.

3.	Adjustments to Actual Additional Rent for the Premises. Within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as is reasonably possible, Landlord shall prepare and deliver to Tenant a statement showing Tenant’s actual Additional Rent for the previous calendar year. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next Additional Rent payment or payments due from Tenant, as the case may be, the difference between tenant’s actual Additional Rent for the preceding calendar year, as applicable, and the estimated Additional Rent paid by Tenant during such year for the Premises. Additional Rent for a fractional portion of any calendar year shall be prorated.

4.	Audit Rights. Tenant, within 6 months after receiving Landlord’s statement of Tenant’s actual Additional Rent, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Operating Expenses for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Project, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a nationally recognized accounting firm licensed to do business in the state where the Project is located and shall not be compensated on a contingency fee basis. Tenant will provide Landlord with a certified copy of the results of such review within 30 days after the completion thereof. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. However, notwithstanding the foregoing, if Landlord and Tenant determine that Operating Expenses for the year in question were less than the stated amount by more than 5%, Landlord, within 30 days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. If Landlord and Tenant determine that Operating Expenses for the year in question were less than stated, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Operating Expenses for the year in question were more than stated, Tenant shall pay to Landlord the amount underpaid within 30 days thereafter. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give

Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Operating Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 6 month period described above, Tenant shall be deemed to have approved Landlord’s statement of Tenant’s actual Additional Rent and shall be barred from raising any claims regarding the Operating Expenses for that year. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Tenant’s actual Additional Rent unless Tenant has paid and continues to pay all Rent when due.
C.	Rent.
1.	Definition. The Basic Rent, the Additional Rent, and all other sums required to be paid by Tenant hereunder, including any sums due under the Work Letter, are sometimes collectively referred to as, and shall constitute, “Rent.”

2.	No Demand or Deduction. Rent shall be paid by Tenant when due, without prior demand therefor and without deduction or set off unless otherwise specifically provided herein, at an address specified by Landlord in writing.

3.	Late Charge. In the event any installment of Rent under this Lease shall not be paid when due, a “Late Charge” of eight cents ($.08) per dollar so overdue may be charged by Landlord, for the purpose of defraying Landlord’s administrative and other expenses incident to the handling of such overdue payments; provided that Tenant will not incur a Late Charge with respect to the first 2 late payments of Rent in a calendar year if Tenant pays the amounts due within 5 days after Tenant’s receipt of written notice from Landlord that such payments were not made when due. Landlord and Tenant agree that such late charge will fairly compensate Landlord for such administrative and other expenses which both parties agree cannot be determined precisely.
ARTICLE 3
SECURITY DEPOSIT
Tenant will pay Landlord on the date this Lease is executed by Tenant the Security Deposit set forth in Item 10 of the Basic Lease Provisions as security for the performance of the terms hereof by Tenant. Tenant shall not be entitled to interest thereon and Landlord may commingle such Security Deposit with any other funds of Landlord. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. If Tenant defaults with respect to any provision of this Lease beyond the expiration of any applicable notice and cure periods, Landlord may, but shall not be required to, from time to time, without prejudice to any other remedy, use, apply or retain all or any part of this Security Deposit for the payment of any Rent or any other sum in default or for the payment of any other amount which Landlord may reasonably spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may reasonably suffer by reason of Tenant’s default, including, without limitation, costs and attorneys’ fees incurred by Landlord to recover possession of the Premises. If Landlord ever uses, applies or retains all or any portion of the Security Deposit pursuant to the preceding sentence, Tenant will, within five (5) days after receipt of a written demand from Landlord, deliver to Landlord an amount which will increase the balance of the Security Deposit to its original level. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit shall be returned to Tenant within sixty (60) days after the Expiration Date. Tenant agrees that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit and that Landlord and its successors and assigns shall not be bound by any such actual or attempted assignment or encumbrance. Regardless of any assignment of this Lease by Tenant, Landlord may return the Security Deposit to the original Tenant, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or any part of the balance thereof.
Notwithstanding the foregoing, provided Tenant has not defaulted in its obligations under this Lease beyond the expiration of any applicable notice and cure period during the initial two (2) Lease Years of the Lease term, the Security Deposit shall be reduced effective as of the last day of the second Lease Year by the amount of $117,803.06, and Landlord shall credit such reduction amount against Rent payable hereunder from and after such date. Additionally, provided Tenant has not defaulted in its obligations under this Lease beyond the expiration of any applicable notice and cure period during the initial three (3) Lease Years of the Lease term, the Security Deposit shall be further reduced effective as of the last day of the third Lease Year by the amount of $117,803.06, and Landlord shall credit such reduction amount against Rent payable hereunder from and after such date. Additionally, provided Tenant has not defaulted in its obligations under this Lease beyond the expiration of any applicable notice and cure period during the initial four (4) Lease Years of the Lease term, the Security Deposit shall be further reduced effective as of the last day of the fourth Lease Year by the amount of $84,742.10, and Landlord shall credit such reduction amount against Rent payable hereunder from and after such date. Notwithstanding the foregoing provisions of this paragraph, if Tenant is in default under this Lease at the time a credit described in this paragraph would otherwise occur, such credit shall not occur unless and until such default is cured prior to Landlord exercising any remedies available to it in connection with such default (which remedies will not be exercised prior to the expiration of any applicable notice and cure periods).
ARTICLE 4
OCCUPANCY AND USE
SECTION 4.01. USE OF PREMISES. The Premises shall be used solely for the purpose specified in Item 12 of the Basic Lease Provisions. Tenant will not use, occupy or permit the use or occupancy of the Premises for any purpose which is forbidden by law, ordinance or governmental or municipal regulation or order, or which may be dangerous to life, limb or property; or permit the maintenance of any public or private nuisance; or commit or knowingly allow any waste or damage to be committed on any portion of the Premises, the Building or the Project; or cause picketing or striking by labor unions that materially, adversely impacts the use and enjoyment of the Complex by other major tenants in the Project; or do or permit any other thing which may unreasonably disturb the quiet enjoyment of any other tenant of the Complex; or keep any substance or carry on or permit any operation which might emit offensive odors or conditions into the Project or other portions of the Complex (other than such substances as are generally used, stored or maintained in office buildings); or at any time sell, purchase, or give away, or permit, except with Landlord’s prior written approval, the sale, purchase, of gift of food in any form by or to any of Tenant’s agents or employees or other parties in the Premises except for vending machines maintained on the Premises by Tenant for the use of Tenant’s employees; or use any apparatus which might make undue noise in the Building or other portions of the Complex or create vibrations in the Premises or the Building; or permit anything to be done which increases the fire and extended coverage insurance rate on the Project or contents, and if there is any increase in such rate by reason of acts of Tenant, then Tenant agrees to pay such increase promptly upon demand therefor by Landlord. Payment by Tenant of any such rate increase shall not be a waiver of Tenant’s duty to comply herewith.
SECTION 4.02. RULES AND REGULATIONS. The “Rules and Regulations” attached hereto as Exhibit D are hereby made a part hereof and Tenant agrees to comply with such Rules and Regulations and all reasonable amendments thereto, provided, however, if there is any conflict between the Rules and Regulations and these Supplemental Lease Provisions, these Supplemental Lease Provisions shall control. Landlord shall have the right at all times to change the Rules and Regulations or to amend them in any reasonable manner, but Landlord must apply all Rules and Regulations in a reasonable manner to all tenants in the Building. All changes and amendments will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Landlord will not discriminate against Tenant in enforcement of the Rules and Regulations.
SECTION 4.03. SIGNS. Tenant shall not inscribe, paint, affix or display any signs, advertisements or notices on or in the Buildings, the Project or the Complex, except for such tenant identification information as Landlord permits to be included or shown on the directory in the main lobby and signs or notices which are only visible inside the Premises. Landlord shall provide, at no additional cost to Tenant, a Building standard listing on the Building directory and a Building standard suite identification sign adjacent to the entry to the Premises. Additionally, Tenant shall have the right, at Tenant’s sole cost and expense (subject to reimbursement through the Permitted Additional Cost Allowance [as defined in Exhibit C attached hereto]), to place signage identifying Tenant on the entry glass to the Premises. Tenant must obtain Landlord’s written consent to any proposed signage prior to its fabrication and installation. Landlord reserves the right to withhold consent to any signage that, in the sole judgment of Landlord, is not harmonious with the design standards of the Building.
SECTION 4.04. ACCESS. Landlord or its authorized agents shall at any and all reasonable times have the right to enter the Premises (a) to inspect the Premises, (b) to exercise its rights, obligations and responsibilities under this Lease, (c) to supply janitorial service or any other service to be provided by Landlord to Tenant hereunder, (d) to show the Premises to prospective lenders, investors or purchasers of the Building, the Project and/or the Complex and, during the last year of the term of this Lease (as same may have been extended), prospective tenants for the Premises or a portion thereof, and (e) to alter, improve, or repair the Premises, the Building, the Project or any other portion of the Complex, all without being deemed guilty of an eviction of Tenant and without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided the business of Tenant shall be interfered with as little as is reasonably practicable. Absent emergency circumstances, Landlord will, within at least one Business Day, provide Tenant with written notice of any such entry or inspection of the Premises. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes. Landlord shall have the right to use any and all means that Landlord may deem proper to open any door(s) in an emergency without liability for its use of any such means of entry.
SECTION 4.05. QUIET POSSESSION. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have the quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.
SECTION 4.06 COMPLIANCE WITH LAWS.
A.	Tenant’s General Compliance Obligation. Tenant shall comply with (i) all federal, state and local laws, statutes, codes and ordinances and (ii) all orders, permits, rules and regulations of any governmental agency issued under such law, statutes, codes and ordinances (collectively “Laws”) that affect any of the following (i) Tenant’s use and occupancy of the Premises; (ii) any improvements constructed within the Building by Tenant or by a party other than Landlord on behalf of Tenant; or (iii) any equipment or any of Tenant’s FF&E installed within the Building by Tenant or installed by a party other than Landlord on behalf of Tenant, provided, however, Tenant’s compliance obligations with respect to the Disability Acts (as defined in paragraph B. immediately following) shall be governed by paragraph B immediately following. Tenant’s responsibilities with respect to Hazardous Substances (as defined in Exhibit I) are set forth in Exhibit I attached to this Lease.

B.	Tenant’s Disability Acts Compliance Obligation. From and after the Commencement Date, Tenant shall be obligated to see that the Premises comply with all existing requirements of and regulations issued under the Disability Acts for each of the following: (i) alterations or improvements to any portion of the Premises performed by or on behalf of Tenant after the Commencement Date, provided that Landlord will be responsible to see that any alterations or improvements performed by Landlord are performed in compliance with such requirements and regulations; (ii) obligations or complaints arising under or out of Title I of the Americans With Disabilities Act or Tenant’s employer-employee obligations; (iii) obligations or complaints arising under or out of the conduct or operations of Tenant’s business, including any obligations or requirements for barrier removal to customers or invitees as a commercial facility or as a public accommodation (as defined in the Disability Acts); and (iv) any change in the nature of Tenant’s business, or its employees, or Tenant’s business operations that triggers an obligation under the Disability Acts. The “Disability Acts” means the provisions of the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101-12213, any other Law (whether state or federal) which addresses issues similar to 42 U.S.C. §§12101-12213, and all regulations issued under any of the foregoing. Tenant’s obligations under this paragraph or paragraph A preceding shall not extend to the fire protection system which is part of the Base Building Systems.

C.	Permits. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof (excluding any certificate of occupancy that may be required to be obtained in connection with the

Landlord Work, which shall be obtained by Landlord), Tenant, at its expense, shall procure and thereafter maintain such license or permit. Additionally, if Tenant Alterations made to the Premises by Tenant or Tenant’s use of the Premises require any modification or amendment of any certificate of occupancy for the Building or the issuance of any other permit of any nature whatsoever, Tenant shall, at its expense, take all actions to procure any such modification or amendment or additional permit. Tenant shall comply with the terms of all such permits.
D.	Landlord’s General Compliance Obligation. Except for Laws that Tenant is required to comply with under paragraphs A, B, and C preceding, Landlord shall be responsible for compliance with Laws regarding the base Building and the Common Areas and Common Facilities within the Complex. Without limiting the preceding sentence, Landlord agrees that its obligations under the preceding sentence include causing the fire protection system which is part of the Base Building Systems to comply with Disability Acts (including the installation of strobe lights), as and when required under the Disability Acts.

E.	Required Action. If any Law or permit with which Tenant is required to comply pursuant to this Lease is violated and has a material adverse effect on Landlord or any tenants, occupants, users or visitors to any portion of the Complex, Tenant shall take such corrective action as is necessary to comply with the applicable Law or permit. If any Law or permit with which Landlord is required to comply pursuant to this Lease is violated and such violation has a material adverse effect on Tenant’s use of the Premises, the Common Areas, or the Common Facilities, Landlord shall take such corrective action as is necessary to comply with such Law or permit.
ARTICLE 5
UTILITIES AND SERVICES
SECTION 5.01. SERVICES TO BE PROVIDED; Landlord will manage the Building in a first class manner, and Landlord agrees to furnish or cause to be furnished to the Premises, the utilities and services described below, subject to the conditions and in accordance with the standards set forth herein:
A.	Elevators. Landlord shall provide automatic elevator facilities on all “Business Days” (which shall mean Monday through Friday, other than Holidays, as defined in paragraph B. of this Section) from 7:00 a.m. to 6:00 p.m., and on Saturdays (other than Holidays) from 8:00 a.m. to 2:00 p.m., and have at least one elevator available for use at all other times.

B.	HVAC. Landlord shall provide to the Premises heating, ventilating and air-conditioning (“HVAC”) in accordance with the specifications attached hereto as Exhibit G (the provision of HVAC in accordance with such specifications, the “HVAC Service”) subject to any governmental requirements or standards relating to, among other things, energy conservation. Landlord shall furnish HVAC Service to Tenant between the hours of 7:00 a.m. and 6:00 p.m., Monday through Friday, and 8:00 a.m. and 2:00 p.m., Saturdays, excluding Holidays (as hereinafter defined), such times being herein referred to as “Normal Business Hours”. Landlord shall make available HVAC Service for such additional times as Tenant may request, provided that Tenant shall (i) give Landlord notice of any additional HVAC Service required no later than 5:00 p.m. on the date prior to the date such service is required and no later than 5:00 p.m. on Thursday or two (2) prior Business Days for any weekend or Holiday service and (ii) pay to Landlord for providing such HVAC Service an amount equal to the actual cost for Landlord’s then-current charge for electricity and labor for such services, as reasonably estimated by Landlord. As of the date of this Lease, Landlord’s actual cost as reasonably estimated by Landlord for after hours HVAC Service is $75.00 per hour, plus applicable taxes, which charge is subject to change from time to time. If Tenant fails to give Landlord timely notice as required above, Landlord shall use reasonable efforts to provide such requested service, but Landlord has no obligation to do so. The term “Holiday” as used herein means the following holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.
C.	Electric Current. Landlord shall furnish to the Premises at all times, subject to interruptions beyond the Landlord’s control and interruptions necessary for maintenance and repair, electric current in an amount up to four (4) watts per rentable square foot (it being understood that electricity required to operate the base Building HVAC system is not included in such four (4) watts per rentable square foot). Tenant’s use of electric current must at no time exceed four (4) watts per rentable square foot of the Premises. Tenant shall not install or use or permit the installation or use of any machine(s) that would cause the electrical consumption to exceed four (4) watts per rentable square foot in the Premises without the prior, written consent of Landlord (which consent shall not be unreasonably withheld). All costs associated with separate metering of electricity to the Premises, including but not limited to installation of any separate metering devices and the costs of all electrical consumption generated thereon, shall be borne by Tenant.

D.	Potable Water. Landlord shall furnish water for drinking, cleaning and lavatory purposes only.

E.	Janitorial Services. Landlord shall provide janitorial services to the Premises in accordance with the janitorial specifications attached as Exhibit H provided the Premises are used exclusively for the purposes set forth in Item12 of the Basic Lease Provisions.

F.	Access. Landlord shall allow access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

G.	Light Bulbs. Landlord shall provide replacement of Building standard fluorescent light bulbs/tubes in Building standard light fixtures within the Premises.
SECTION 5.02. ADDITIONAL SERVICES. Landlord may impose a reasonable charge for any special services provided by Landlord at the request of Tenant or by reason of any substantial use of the Premises at any time other than the hours set forth above or for any use beyond that which Landlord agrees herein to furnish or because of special electrical or telecommunications needs created by Tenant’s hybrid telephone equipment, computers and other similar equipment or uses.

Landlord may not mark up any the cost of utilities, but Landlord may reasonably mark up other services requested by Tenant furnished by or through Landlord.
SECTION 5.03. TENANT’S OBLIGATION. Tenant agrees to cooperate fully at all times with Landlord and to abide by all reasonable regulations and requirements which Landlord may prescribe for the use of the above utilities and services. Any failure to pay any excess costs as described above upon demand by Landlord after the expiration of any applicable notice and cure periods shall constitute a breach of the obligation to pay Rent under this Lease and shall entitle the Landlord to the rights herein granted for such breach.
SECTION 5.04. SERVICE INTERRUPTION. Landlord shall not be liable for any reimbursement to Tenant, and Tenant shall not be entitled to any abatement or reduction of Rent, by reason of or in connection with Landlord’s failure to maintain temperature or electrical constancy levels or to furnish any of the foregoing services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbance or labor dispute of any character, governmental regulation, moratorium or other governmental action, inability by exercise of reasonable diligence to obtain electricity, water or fuel, or by any other cause beyond Landlord’s reasonable control, nor shall any such failure, stoppage or interruption of any such service be construed as an eviction of Tenant, or relieve Tenant from the obligation to perform any covenant or agreement herein, and, except as otherwise expressly provided in this Lease, Landlord shall not be liable for damage to persons or property, or in default hereunder, as a result of such failure, stoppage or interruption of any such service. If the correction of any failure, stoppage or interruption of such services is within the control of Landlord, Landlord shall use reasonable diligence to resume service promptly. If the interruption of service is within the control of a utility or other provider of such service and not Landlord, Landlord will use reasonable efforts to attempt to cause the appropriate utility or other provider to restore promptly the delivery of such service(s), but shall Landlord not be under an obligation to expend funds in connection therewith. Notwithstanding the foregoing provisions of this Section 5.04, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 5 consecutive Business Days as a result of a service failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 6th consecutive Business Day of such service failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the service failure, the amount of abatement shall be equitably prorated. Further notwithstanding the foregoing provisions of this Section 5.04, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 90 consecutive days as a result of a service failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy (in addition to the abatement of Rent provided above), shall have the right to terminate this Lease by delivering written notice of termination to Landlord within 10 days after the expiration of such 90 day period and prior to the restoration of such service(s), in which case this Lease shall terminate upon Landlord’s receipt of such notice. The foregoing terms of this Section 5.04 shall not apply if the service failure is due to fire or other casualty. Instead, in such an event, the terms and provisions of Section 7 shall apply.
SECTION 5.05. MANDATORY REQUIREMENTS. In the event any governmental entity promulgates or revises any Law and or imposes controls relating to the use or conservation of energy, water, gas, light, or electricity or the reduction of emissions or the provision of any other utility or service provided with respect to this Lease, Landlord shall comply with such Laws and controls. In the event that any governmental entity establishes any guidelines relating to the use or conservation of energy, water, gas, light, electricity, or any other utility service or the reduction of emissions, Landlord may comply, but shall not be required to comply, with all or any of such guidelines. Any improvements to or alterations made by Landlord to either of the Buildings, the Common Areas, or the Common Facilities and any revisions to or modifications of existing equipment and machinery made by Landlord, as well as the acquisition of new equipment and machinery by Landlord in order to comply with such Laws, controls and guidelines shall be deemed to be Cost Saving Capital Improvements, except to the extent the costs thereof may be expensed under GAAP, in which event such costs shall be treated as Operating Expenses.
SECTION 5.06. MODIFICATIONS. Notwithstanding anything hereinabove to the contrary, Landlord reserves the right from time to time to make reasonable modifications to the above standards for utilities and services, provided the nature, quality and amount of such services or utilities provided to Tenant are not materially reduced.
ARTICLE 6
REPAIRS, MAINTENANCE, ALTERATIONS AND IMPROVEMENTS
SECTION 6.01. REPAIRS AND MAINTENANCE OF THE BUILDING.
A.	Landlord’s Obligations.
1.	Landlord shall provide for the cleaning and maintenance of the public portions of the Building and the Project. Unless otherwise expressly provided herein, Landlord shall not be required to make any repairs of any kind or character on the Premises during the term of this Lease. However, Landlord shall maintain and make repairs to the exterior walls, windows, roof, roof structures and supports and other structural elements, Building systems and equipment and common areas of the Project including driveways, sidewalks and parking areas, and the keep the same in a first class manner. The costs of repairing and maintaining any of the foregoing will be classified as Operating Expenses to the extent permitted under Section 2.02 above.

2.	Landlord’s Obligations Regarding the Premises. Landlord shall not be required to make any improvements or repairs of any kind or character on the Premises during the term of this Lease, except as expressly stated herein and except as may be necessary because of damage caused by Landlord, its employees, agents or contractors.

3.	Theft and Burglary. Landlord shall not be liable to Tenant for losses due to theft or burglary, or for damages done by unauthorized persons on the Premises.
B.	Tenant’s Repair Obligations and Repair Rights Within the Premises. Tenant shall maintain the Premises, including, without limitation, (i) the interior walls and wall coverings thereon, (ii) floors and coverings thereon, (iii) ceilings, (iv) interior partitions, (v) inside and entry doors into the Premises and the finishes thereon, (vi) Tenant’s FF&E,

(vii) leasehold improvements within the Premises, (viii) HVAC, electrical, plumbing, water, security and fire systems installed as part of leasehold improvement servicing only the Premises, but not including the base Building systems, and (ix) all Tenant Alterations and other leasehold improvements made in connection with Tenant’s occupancy of the Premises under the this Lease, in good repair and condition, ordinary wear and tear and damage by Landlord excepted. All of Tenant’s repairs shall be in a good and workmanlike manner and shall be subject to all provisions applicable to Tenant Alterations.

Theft and Burglary. Tenant shall not be liable to Landlord for losses due to theft or burglary, or for damages done by unauthorized persons at the Complex.
SECTION 6.02. IMPROVEMENTS AND ALTERATIONS.
A.	Landlord’s Construction Obligations. Landlord has no construction obligations under this Lease except as otherwise expressly provided herein. Landlord shall have no obligation under this Lease to repair or refurbish the Building or any improvements thereon except as provided in Section 6.01 above. In the event of a total or partial destruction of the Premises, Landlord’s sole repair obligation under this Lease shall be as set forth in Article 7 of these Supplemental Lease Provisions.

B.	Landlord’s Right to Alter Common Areas and Common Facilities. Landlord shall have the right at any time to change the arrangement, location and/or size of the Common Areas and Common Facilities and may for that purpose erect barriers, scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the same shall not materially and adversely affect Tenant’s use, occupancy or access to the Premises. Upon giving Tenant reasonable notice thereof, Landlord shall have the right to change the name, number or designation by which the Building, the Project or the Complex are commonly known.

C.	Tenant Alterations.
1.	Tenant Alterations Generally. Tenant shall not make any alterations, repairs, additions or improvements in, to or about the Premises without the prior written consent of Landlord (any such alterations, repairs, additions or improvements consented to by Landlord are herein referred to as (“Tenant Alterations”). Tenant shall deliver to Landlord (i) all plans (if required to obtain a permit), (ii) copies of the insurance from Tenant’s contractors, and (iii) the name and qualifications of Tenant’s contractors, all of which shall be subject to the approval of Landlord. If Landlord consents to requested Tenant Alterations, such Tenant Alterations shall be at Tenant’s sole cost and expense. However, Landlord’s consent shall not be required for any Tenant Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the base Building or Building systems; (d) does not require work to be performed inside the walls or above the ceiling of the Premises; and (e) does not require a permit. Other than the requirement of obtaining Landlord’s consent, Cosmetic Alterations shall be subject to all the other provisions of this Section 6.02C, and in any event, Tenant shall provide prior written notice to Landlord of any proposed Cosmetic Alterations.

2.	Permits. Tenant agrees to make applications for and receive building permits and other required permits from applicable local municipal authorities, state and federal agencies necessary to make such Tenant Alterations. Landlord agrees to use reasonable efforts to assist Tenant in obtaining any such permits, provided Landlord shall not be required to incur any cost in connection therewith.

3.	Plans. The plans for the proposed Tenant Alterations shall include all improvements which must be made pursuant to the Disability Acts as a result of the construction or installation of Tenant Alterations. Tenant’s architect shall certify to Landlord that the plans for the proposed Tenant Alterations comply with applicable Laws, including, but not limited to the Disability Acts, with the understanding that such certificate shall not be binding on Landlord, but Landlord shall have the right to rely on same. Landlord may, in its sole judgment, require Tenant to execute a work letter in form reasonably acceptable to Landlord as a condition to performing any Tenant Alterations.

4.	Approvals. No approval by Landlord of any plans or specifications for any Tenant Alterations shall be a statement or representation that the Tenant Alterations will work as planned or that they are structurally sound or that the plans or Tenant Alterations, when completed, will comply with any applicable Laws and insurance requirements. Landlord’s approval of plans and specifications shall only mean that Landlord has consented to the installation of the Tenant Alterations within the Premises as described in the applicable plans. Landlord’s approval of any such plans shall not in any way relieve Tenant from any of its obligations under this Article 10 or any other provision of this Lease.

5.	Rules Pertaining to Construction and Installation of Tenant Alterations. Tenant and its contractors shall comply with all of Landlord’s rules pertaining to construction of improvements and installations of Tenant’s FF&E, including, but in no way limited to the following:
(a)	Tenant and its contractors shall comply with all commercially reasonable rules and regulations pertaining to the delivery of construction materials, equipments and supplies and the delivery of any other materials, supplies and equipment in connection with the construction.

(b)	All Tenant Alterations shall be constructed in a good and workmanlike manner and shall conform to applicable Laws.

(c)	Tenant and its contractors (and their respective subcontractors and suppliers) shall comply with, and all Tenant Alterations shall conform to, all applicable Laws and insurance requirements and be built in accordance with the plans and specifications approved by Landlord (if such approval is required by the terms of this Lease).

(d)	Tenant and its contractors shall construct, install and perform the Tenant Alterations without disturbance to any other tenants or occupants of the Building.

(e)	Landlord may designate the hours during which construction and installation work may be conducted within the Premises.
6.	Intentionally omitted.

7.	Allocation of Risk. Subject to the waiver of subrogation in Section 7.05 of these Supplemental Lease Provisions, and subject to the provisions regarding casualty and condemnation, and excluding any damage:
(a)	Tenant shall bear all risks associated with the construction and installation of Tenant Alterations and the delivery and receipt of any materials, supplies, equipment and other installation pertaining to the Tenant Alterations;

(b)	Tenant shall require its contractors to repair any damage caused to the Premises, the Building or any other portion of the Complex in connection with the delivery, receipt, installation or construction of all Tenant Alterations; and

(c)	Tenant shall require its contractors to indemnify, defend, and hold harmless Landlord from and against any Claims arising out of or in connection with the delivery, receipt, installation, construction, demolition and/or removal of all Tenant Alterations and the work pertaining thereto.

However, the provisions of this Section 6.02.C.7 shall not apply to the Landlord Work.
SECTION 6.03. LANDLORD’S OPTION TO REPAIR. Landlord may, at its option and at the cost and expense of Tenant, repair or replace any damage or injury done to the Building, Project, Complex or any part thereof, to the extent caused by Tenant, Tenant’s agents, employees, licensees, invitees or visitors. Tenant shall pay the cost thereof, plus interest thereon as provided in Section 16.12 of these Supplemental Lease Provisions, to Landlord on demand.
SECTION 6.04. DEVELOPMENT OF OTHER IMPROVEMENTS.
A.	Other Improvements to the Complex. Further improvements to the Complex, and improvements on any contiguous property which may be now owned or later acquired by Landlord or Landlord’s successor-in-interest (if any), or by any entity controlling, controlled by or under common control with Landlord shall be referred to herein as “Other Improvements”. If the Other Improvements are owned by an entity other than Landlord, Landlord shall have the right, but not the obligation (unless required to comply with zoning or other governmental requirements), to enter into an agreement with the owner of any or all of the Other Improvements to provide for: (a) reciprocal rights of access, use and enjoyment of the Complex and the Other Improvements (but nothing herein shall grant any rights in third parties to have access to the Premises, except for

Landlord); (b) the common management, operation, maintenance, improvement and repair of all or any portion of the Complex and all or any portion of the Other Improvements; and (c) the allocation of all or any portion of the Operating Expenses for the Complex to the Other Improvements and the allocation of the Operating Expenses for the Other Improvements to the Complex in order to provide for the efficient management, operation, maintenance, improvement and repair of the Building and the Other Improvements. Any allocation of costs between the Complex and the Other Improvements shall be equitable prorated and apportioned.

B.	Rights of Landlord as Owner of Other Improvements or Landlord’s Conveyance of Complex to Owner of Other Improvements. Without limiting the provisions of paragraph A preceding, in the event Landlord (a) is the owner of any or all of the Other Improvements and the property on which they are located or (b) conveys the Complex or Project to the owner of the Other Improvements or to any other person or entity which will become the owner of both the Complex or the Project, as applicable, and the Other Improvements, Landlord or its successors or assigns shall have the right, but not the obligation (unless required to comply with zoning or other governmental requirements), to incorporate the Other Improvements into the Complex and to provide for the common management, operation, maintenance and repair of the Complex and the Other Improvements, provided, however, Tenant’s Additional Rent shall not be increased as the result of the incorporation of the Other Improvements into the Complex. In the event the Other Improvements are so incorporated into the Complex, all references to the Complex contained in this Lease shall be deemed and construed to include the Other Improvements and if the Other Improvements are incorporated into the Complex, then all references to the Complex shall include the Other Improvements. Nothing contained in this Section 6.04 shall be deemed or construed to limit or otherwise affect Landlord’s right to sell its interest in the Complex or the Project.
ARTICLE 7
INSURANCE, FIRE AND CASUALTY
SECTION 7.01. TOTAL OR PARTIAL DESTRUCTION OF THE PREMISES, BUILDING, PROJECT OR COMPLEX.
A.	Casualty Damage that can be Completed within 180-Days. If (i) the Premises (other than leasehold improvements), (ii) the Building (other than leasehold improvements), or (iii) portions of the Common Areas which are necessary to provide access to the Premises (and there is no other reasonable means of access to the Building) are damaged by fire or other insured casualty (the work and repairs needed to correct such damage or repairs the “Landlord’s Required Repairs”) and Landlord determines that the Landlord Required Repairs can be completed within one hundred eighty (180) days after Landlord becomes aware of the casualty causing the Landlord Required Repairs, then Landlord shall commence and pursue the completion of the Landlord Required Repairs with reasonable diligence, subject to the conditions that Landlord shall have received all insurance proceeds under the policies described in Section 7.04.A.2 and consent from Landlord’s lender to use the insurance proceeds to make the Landlord Required Repairs.

B.	Required Repairs that will not be Completed within 180-Days. If Landlord determines that the Landlord Required Repairs cannot be completed within one hundred eighty (180) days after Landlord becomes aware of the casualty causing the Required Repairs, then Landlord shall so notify Tenant within 60 days after the date of the casualty, which notice shall state the estimated time period to complete the Landlord Required Repairs, and Landlord or Tenant may terminate this Lease by delivering written notice to the other a termination notice (a “Termination Notice”) within thirty (30) days after Landlord notifies Tenant of Landlord’s determination of the amount of time it will take to complete the Landlord Required Repairs. If either Landlord or Tenant forwards a Termination Notice to the other within the required 30-day Period, then this Lease shall terminate on the termination date set forth in the applicable Termination Notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the non-terminating party receives the terminating party’s Termination Notice. If each of Landlord and Tenant deliver to the other a Termination Notice within the required 30-day period, the effective Termination Notice will be that which is first received. In addition, Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by a casualty and such damage cannot reasonably be repaired within 90 days after Tenant’s receipt of Landlord’s determination of the amount of time it will take to complete the Landlord Required Repairs; (b) there is less than 1 year of the term of the Lease remaining on the date of the casualty; and (c) Tenant provides Landlord with written notice of its intent to terminate within 30 days after the date of Tenant’s receipt of Landlord’s determination of the amount of time it will take to complete the Landlord Required Repairs.

Notwithstanding the foregoing, in the event the (i) Landlord determines that the Landlord Required Repairs can be completed within one hundred eighty (180) days after Landlord becomes aware of the casualty, but Landlord fails to complete the Landlord Required Repairs within said one hundred eighty (180) day period (which period shall be extended to the extent of any Reconstruction Delays, hereinafter defined), or (ii) Landlord determines that the Landlord Required Repairs cannot be completed within one hundred eighty (180) days after Landlord becomes aware of the casualty and this Lease is not terminated, but Landlord is unable to complete the Landlord Required Repairs within the period of time Landlord informed Tenant it would take to complete the Landlord Required Repairs (which period shall be extended to the extent of any Reconstruction Delays), then Tenant may terminate this Lease by written notice to Landlord within ten (10) days after the expiration of such applicable period, as the same may be extended, and prior to substantial completion of the Landlord Required Repairs. Provided, however, Tenant shall not have the right to terminate this Lease if the casualty was caused by the gross negligence or willful misconduct of Tenant or its employees, agents, representatives or contractors. For purposes of this Lease, the term “Reconstruction Delays” shall mean: (i) any delays caused by Tenant; and (ii) any delays caused by events of force majeure.

C.	Abatement of Rent. If Tenant is unable to conduct its business within a material portion of the Premises as a result of a fire or other casualty (other than a fire or casualty caused by the gross negligence or willful misconduct of Tenant or its employees, agents, representatives or contractors) and Tenant vacates such material portion of the Premises on account of its inability to use same, then the Basic Rent and Additional Rent shall be equitably abated from the date such part of the Premises is vacated by Tenant until the date that Tenant is again able to conduct its business with such part of the Premises.

D.	Certain Tenant Responsibilities.
1.	Tenant Cooperation. If Landlord makes the Landlord Required Repairs pursuant to paragraphs A or B of this Section, Tenant shall cooperate with Landlord’s efforts to complete the Required Repairs, including, without limitation and if necessary, vacating all or a portion of the Premises to the extent Landlord reasonably determines it necessary in order to complete the Required Repairs or protect occupants of the Premises.

2.	Tenant Responsible for Required Repairs to the Premises. Notwithstanding paragraphs A, B, and C preceding of this Section, if this Lease is not terminated pursuant to paragraph B of this Section, Tenant shall promptly commence and thereafter diligently pursue the completion of the repair and/or replacement of all leasehold improvements within or which are a part of the Premises that are damaged by the fire or other casualty, including installations above the ceiling and below sub-floors, Tenant’s Alterations, any other leasehold improvements which are constructed by Tenant in the Premises pursuant to this Lease and Tenant’s FF&E (the “Tenant Required Repairs”), with the proceeds from the insurance Tenant is required to maintain under Section 7.03.A.3. Tenant shall coordinate the completion of the Tenant Required Repairs with Landlord’s completion of Landlord’s Required Repairs. Landlord will cooperate with Tenant in the performance of the Tenant Required Repairs. The Tenant Required Repairs shall be deemed and construed to be Tenant Alterations and subject to all provisions of this Lease pertaining to Tenant Alterations. If this Lease is terminated for any reason as a result of a casualty loss and Tenant does not repair or reconstruct the Premises in accordance with the foregoing, then Tenant shall promptly tender to Landlord the proceeds of Tenant’s insurance maintained under Section 7.03.A.3.

3.	Limitations on Landlord Responsibilities. Landlord shall have no obligation to repair any damage to the leasehold improvements within or which are a part of the Premises or Tenant’s FF&E installed or located in or about the Premises.
E.	Effect of Termination. In the event Landlord or Tenant terminates this Lease pursuant to the terms of this Section 7.01, this Lease and the estate and interest of the Tenant in the Premises shall terminate and expire on the date specified in such party’s notice of termination and the Basic Rent and Additional Rent payable hereunder shall be prorated as of such date, subject to rent abatement, if any, to the extent provided in this Section 7.01 and Landlord and Tenant shall be relieved from any further obligations hereunder, save and except for obligations and liabilities existing as of the date of termination and any provisions of this Lease which expressly survive the termination of this Lease, as well as any provisions of this Lease, which by their nature, are performable after the termination of this Lease. Landlord agrees to exercise its right to terminate this Lease pursuant to this Article 7 in a nondiscriminatory fashion among tenants in the Building.

F.	Intentionally omitted.

G.	Landlord Not Liable for Lost Profits/Lost Revenues, etc. Landlord shall not be liable to Tenant, its successors and assigns, for any loss of business, revenue or profits, inconvenience or annoyance or any other loss whatsoever arising from any casualty damage to, or repair or restoration of, any portion of the Premises, the Building, or any other portions of the Complex as a result of any damage from fire or other casualty or defect in the Premises, the Base Building (including Building Systems) or actions of other tenants or subtenants in the Complex or actions or inactions of any utility or other event beyond Landlord’s reasonable control. Tenant shall secure insurance for itself for any such loss of revenue, profits, damage to its business or the like as required by Section 7.03.A.4 below and Tenant agrees to look solely to the insurance proceeds from such policy, which it obtains or is required to obtain, for such losses, if any.

H.	Terrorist Acts. Subject to the last sentence hereof, Landlord and the Landlord Indemnified Parties (hereinafter defined) shall have no liability whatsoever to Tenant and Tenant shall have no liability to Landlord for, and Tenant hereby releases Landlord and the Landlord Indemnified Parties from and Landlord hereby releases Tenant from, any damages, costs, expenses, injuries (personal and property), liabilities, claims, or causes of action arising out of any terrorist attack or terrorist event occurring within any portion of the Building, the Project, or the Complex. THE FOREGOING RELEASE BY TENANT SHALL INCLUDE CLAIMS BASED ON THE NEGLIGENCE OF LANDLORD OR ANY OTHER LANDLORD INDEMNIFIED PARTIES, AS WELL AS CLAIMS BASED ON A THEORY OF STRICT LIABILITY. THE FOREGOING RELEASE BY LANLDORD SHALL INCLUDE CLAIMS BASED ON THE NEGLIGENCE OF TENANT AS WELL AS CLAIMS BASED ON A THEORY OF STRICT LIABILITY. Notwithstanding the foregoing releases or any provision in the releases to the contrary, such waivers and releases shall not be interpreted or construed to waive or release, and do not and shall not release or waive, any claim covered by insurance or any of the rights and obligations of the parties in the preceding provisions of this Section.
SECTION 7.02 INDEMNITY/RISK OF LOSS
A.	Indemnity. Subject to the waivers under Section 7.05 below, to the extent not expressly prohibited by law, Landlord and Tenant each (in either case, the “Indemnitor”) agree to hold harmless and indemnify the other and the other’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees (collectively, the “Indemnitees”) from and against any and all liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), fines, damages, claims, actions, causes of action, and suits (each a “Claim”) imposed upon or incurred by or asserted against the Indemnitees, for death or injury to, or damage to property of, third parties, other than the Indemnitees, that may arise from the negligence or willful misconduct of Indemnitor or any of Indemnitor’s agents, members, partners or employees. Such third parties shall not be deemed third party beneficiaries of this Lease. If any Claim is brought against any of the Indemnitees by reason of the negligence or willful misconduct of Indemnitor or any of Indemnitor’s agents, members, partners or employees, then Indemnitor will, at Indemnitor’s expense and at the option of said Indemnitees, by counsel reasonably approved by said Indemnitees, except as otherwise required by an insurer, if any, providing a defense, resist and defend such Claim. In addition, to the extent not expressly prohibited by law, Tenant agrees to hold harmless and indemnify Landlord and Landlord’s Indemnitees from any Claim imposed upon or incurred by or asserted against Landlord or Landlord’s Indemnitees, for death or injury to, or damage to property of, third parties (other than Landlord’s Indemnitees) that may arise from any act or occurrence in the Premises, except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Indemnitees. In addition, to the extent not expressly prohibited by law, Landlord agrees to hold harmless and indemnify Tenant and Tenant’s Indemnitees from any Claim imposed upon or incurred by or asserted against Tenant or Tenant’s Indemnitees, for death or injury to, or damage to property of, third parties (other than Tenant’s Indemnitees) that may arise from any act or occurrence in the common areas of the Complex, except to the extent caused by the negligence or willful misconduct of Tenant or Tenant’s Indemnitees.
B.	Risk of Loss. Except to the extent caused by the sole negligence or willful misconduct of Landlord, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to or death of persons within the Premises, and, except as otherwise expressly provided herein, Tenant hereby waives all claims in respect thereof against Landlord. Except to the extent caused by Landlord’s sole negligence, willful misconduct, or criminal activity, Tenant hereby waives all claims against Landlord and its officers, directors, employees, agents, partners, partners of partners (including Maguire Partners — Solana GP Limited Liability Company or any officer, director, agent, trustee, or employee of this entity) with respect to any loss or damage which may be sustained by the goods, wares, merchandise, or property of Tenant, its employees, invitees, or customers, or by any other person in the Premises or death or injury of any person caused by or resulting from any event of force majeure or any other action of any governmental body or authority, or any other matter not within the reasonable control of Landlord. Landlord is not liable for any damage arising solely from any act or neglect of any other party, except for persons acting by, through or under Landlord (other than Tenant, its officers, directors, employees, agents, representatives, invitees, or contractors).
SECTION 7.03. TENANT’S INSURANCE. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided, as follows:
A.	Required Insurance. Tenant covenants and agrees that from and after the Commencement Date, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided, as follows:
1.	Workers’ Compensation. Workers’ Compensation insurance in amounts required by law.

2.	Commercial Liability Insurance. Commercial general liability insurance adequate to protect Tenant against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Premises. Such commercial general liability insurance at all times shall be in an amount of not less than One Million and No/100 Dollars ($1,000,000.00), combined single limit, for injuries to persons and property damage and a minimum excess umbrella limit of Five Million and No/100 Dollars ($5,000,000.00), each with a deductible of not more than $25,000. Such policy shall name Landlord and Landlord’s lenders as additional insureds (but only to the extent relating to this Lease, the Premises and use thereof and/or Tenant’s obligations and liabilities hereunder) and shall contain a provision or endorsement providing that the insurance afforded by such policy for the benefit of Landlord shall be primary as respects any claims, losses, or liabilities arising out of the use of the Premises by the Tenant or by Tenant’s operation and that any insurance carried by Landlord shall be excess and non-contributing.
3.	Leasehold Improvement and Contents Insurance. Policies of insurance covering all leasehold improvements which are a part of the Premises or constructed in connection with making Tenant Alterations or other leasehold improvements to the Premises (such as above ceiling HVAC installations and non-standard sprinkler grids), merchandise and other contents from time to time during the term of this Lease in, on ,or upon the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time during the term of this Lease (but with a reasonable deductible), providing protection against any peril included within the classification of “All Risks,” and coverage against sprinkler damage, vandalism and malicious mischief. Landlord shall be named as an additional insured and loss payee under any such policy or policies but only for the coverages required of Tenant under this Section 7.03.A. The proceeds of such insurance, so long as this Lease remains in effect, shall be used for the repair or replacement of the property so insured. The policies required by this paragraph 3 shall be primary as to damage to leasehold improvements within or which are a part of the Premises.

4.	Business Interruption Insurance. Loss of income or business interruption insurance in such amounts as Tenant determines to be necessary or appropriate to reimburse Tenant for direct or indirect loss of profits, earnings or damage to its business attributable to all perils attributable to casualty loss or prevention of access to the Premises, to the Buildings or to the Complex as a result of such casualty loss or similar perils.
B.	Insurance Company Requirement. All third-party insurance carried by Tenant hereunder shall be issued by responsible and financially solvent insurance companies that are qualified to do business in the State of Texas.

C.	Waivers of Subrogation. All insurance policies set forth in Section 7.03.A.3. shall include waiver of subrogation clauses in favor of Landlord and its successors, assigns and lenders.

D.	Certificates of Insurance. Tenant shall, prior to the Commencement Date of this Lease with respect to the Premises, and prior to Tenant’s occupancy of the Premises or any portion thereof, deliver to Landlord certificates of insurance (on ACCORD form 27) evidencing the existence and amounts of such insurance, showing that Landlord and its mortgages are additional insureds, and stating that none of the policies shall be terminated or amended in any material manner without thirty (30) days prior written notice to Landlord.
SECTION 7.04. LANDLORD’S INSURANCE.
A.	Required Insurance. Landlord shall at all times during the term of this Lease carry and maintain the following insurance:
1.	Commercial General Liability. Commercial general liability insurance adequate to protect Landlord against liability for injury to or death of any person or damage in connection with the Complex. Such commercial general liability insurance at all times shall be in an amount of not less than Five Million and No/100 Dollars ($5,000,000.00) combined single limit, for injuries to persons and property damage with a reasonable deductible.

2.	Casualty Insurance. Casualty insurance policy that covers the Building (other than the leasehold improvements constructed therein and any other improvements required to be insured by Tenant or other tenants) providing protection against all perils included within the classification of “All Risks”, together with insurance against sprinkler damage, vandalism and malicious mischief, and such other risks as Landlord may from time to time determine and with any reasonable deductibles as Landlord may from time to time determine. Such All Risks policy shall be issued for 100% of the replacement costs of the Building, with such deductibles as Landlord shall reasonably elect. Landlord shall carry such casualty insurance for its equipment as it deems necessary or appropriate.

3.	Rent Loss Insurance. Landlord may carry rental loss insurance in such amounts as it deems necessary or appropriate from time to time.
B.	Additional Insurance. Landlord shall have the right to carry any and all insurance required by its lenders or any other insurance that a landlord or owner of commercial office buildings and data centers would generally carry or have a right to carry.

C.	Blanket Insurance. Any insurance provided for in this Section 7.04 may be effected by a policy or policies of blanket insurance, covering additional items or locations or assureds, provided that the requirements of this Section are otherwise satisfied.

D.	Insurance Company Requirements. All third party insurance carried by Landlord hereunder shall be issued by insurance companies that are qualified to validly issue policies in the State of Texas.

E.	Waivers of Subrogation. All insurance policies set forth in Section 7.04.A.2 shall include waiver of subrogation clauses in favor of Tenant and its successors and assigns.

SECTION 7.05. WAIVER OF SUBROGATION. Notwithstanding anything to the contrary set forth herein, Landlord and Tenant each hereby waives and shall cause their respective insurance carriers to waive any rights it may have against the other and their respective agents, employees and contractors (including, but not limited to, a direct action for damages of any kind, including liability for loss of rents, interruption of business, or any other rents or profits) on account of any loss or damage occasioned to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be (EVEN IF SUCH LOSS OR DAMAGE (A) IS CAUSED BY THE FAULT, NEGLIGENCE OR OTHER TORTIOUS CONDUCT, ACTS OR OMISSIONS OF THE RELEASED PARTY OR THE RELEASED PARTY’S DIRECTORS, EMPLOYEES, AGENTS OR INVITEES AND/OR (B) THE RELEASED PARTY IS STRICTLY LIABLE FOR SUCH LOSS OR DAMAGE), to their respective property, the premises, its contents or to any other portion of the Building or the Complex arising from any risk (without regard to the amount of coverage or the amount of deductible) covered by the insurance required to be carried by Tenant and Landlord, respectively, under Sections 7.03 and 7.04 above (whether through third party insurance, self-insurance retentions, “captive” insurance carriers or other self insurance maintained by a party, including self insurance obtained through deductibles); provided that the waiver of subrogation shall not apply with respect to workers’ compensation insurance which Landlord or Tenant may carry or obtain. The foregoing waiver shall be effective even if either or both parties fail to carry the casualty insurance required by Sections 7.03 and 7.04 above or provide self insurance through self-insurance retentions, “captive” insurance carriers or other self insurance maintained by a party, including self insurance attained through deductibles (to the extent permitted under Sections 7.03 and 7.04 above). Without in any way limiting the foregoing waivers and to the extent permitted by applicable law, the parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that Landlord or Tenant or their respective insurers may have against the other party or their respective officers, directors, employees, agents or invitees and all rights of their respective insurance companies based upon an assignment from its insured. Each party to this Lease agrees to give to each such insurance company written notification of the terms of the mutual waivers contained in this Section and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. Each of the parties agrees that the foregoing release and waiver applies to any deductibles or self-insured retentions or the like maintained by such party.
ARTICLE 8
CONDEMNATION
In the event the Project, or any portion thereof necessary, in the opinion of Landlord, to the continued efficient and/or economically feasible use of the Premises and/or the Building shall be taken or condemned, either temporarily or permanently, in whole or in part for public purposes, or sold to a condemning authority under threat of condemnation, to prevent taking, then the term of this Lease may, at the option of Landlord, forthwith cease and terminate by Landlord delivering written notice to Tenant within thirty (30) days of the physical taking by the condemning authority, and the Landlord shall receive the entire award for land and buildings. In addition, if any material part of the Premises or access thereto is taken or condemned, either temporarily or permanently, in whole or in part for public purposes or sold to a condemning authority under threat of condemnation, to prevent taking, then Tenant may terminate this Lease by delivering written notice to Landlord within thirty (30) days of the physical taking by the condemning authority. Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such award. Tenant shall have the right to recover from such authority, but not from Landlord, only any compensation as may be awarded to Tenant on account of loss of business, unamortized cost of leasehold improvements, Tenant’s FF&E, moving and relocation expenses provided that the filing of such claim does not adversely affect or diminish the award which would otherwise have been received by Landlord had Tenant not filed such claim and received such award. In the event of termination of this Lease, all Rent due from Tenant to Landlord shall be abated and terminated for the remaining Term of the Lease after the date of termination of the Lease. If Landlord elects not to terminate this Lease, then Landlord shall grant a reasonable reduction in Rent to Tenant based on the new rentable square footage of the Premises to reflect any reduction in the space constituting the Premises. If only a part of the Premises is subject to such a taking and this Lease is not terminated, Landlord, with reasonable diligence, shall restore the remaining portion of the Premises as nearly as reasonably practicable to the condition immediately prior to such taking. Landlord agrees to exercise its right to terminate this Lease pursuant to this Article 8 in a nondiscriminatory fashion among tenants in the Building.
ARTICLE 9
LIENS
Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant (other than work or materials which Landlord is obligated to pay for pursuant to the terms of this Lease). In the event that Tenant shall not, within twenty (20) days following Tenant’s receipt of notice of the existence of such a lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien. All reasonable sums paid by Landlord and all reasonable expenses incurred by it in connection therewith shall create automatically an obligation of Tenant to pay, within 30 days after written demand, an equivalent amount, plus interest thereon as provided in Section 16.12 herein, as Rent. No work that Landlord permits Tenant to perform in the Premises shall be deemed to be for the use and benefit of Landlord so that no mechanics or other lien shall be allowed against the estate of Landlord by reason of its consent to such work. Landlord shall have the right to post notices that it is not responsible for payment for any such work.
ARTICLE 10
TAXES ON TENANT’S PROPERTY
If billed directly to Tenant, Tenant shall, as and when required by Law, pay to the applicable taxing authority and, if billed to Landlord, Tenant shall, within thirty (30) days after receipt of written notice from Landlord, pay to Landlord, any and all taxes and assessments levied against any personal property or trade or other fixtures placed by Tenant in or about the Premises, including any additional real estate taxes or assessments which may be levied against the Building by reason of installation of Tenant Alterations.

ARTICLE 11
SUBLETTING AND ASSIGNING
SECTION 11.01. GENERAL PROHIBITION ON SUBLEASING AND ASSIGNMENT. Except in connection with a Business Transfer (defined below), Tenant shall not assign this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise or mortgage or pledge the same, or sublet the Premises, or any part thereof, without the prior, written consent of Landlord, which consent shall not be unreasonably withheld with respect to a proposed sublease or assignment (other than a collateral assignment, in which case Landlord may withhold its consent in its sole and absolute discretion). Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (a) the proposed transferee’s financial condition is not adequate for the obligations such transferee is assuming in connection with the proposed transfer; (b) the transferee’s business or reputation is not suitable for the Complex considering the business and reputation of the other tenants and the Complex’s prestige, or would result in a violation of another tenant’s rights under its lease at the Complex; (c) the transferee is a governmental agency, call center or occupant of the Complex; (d) Tenant is in default beyond any applicable notice and cure period; (e) any portion of the Complex or the Premises would likely become subject to additional or different laws as a consequence of the proposed transfer; or (f) Landlord or its leasing agent has received a proposal from or made a proposal to the proposed transferee to lease space in the Complex within six (6) months prior to Tenant’s delivery of written notice of the proposed transfer to Landlord. Notwithstanding the above, Landlord will not withhold its consent solely because the proposed transferee is an occupant of the Complex if Landlord does not have space available for lease in the Complex that is comparable to the space Tenant desires to sublet or assign. Landlord shall be deemed to have comparable space if it has, or will have, space available in the Complex that is approximately the same size as the space Tenant desires to sublet or assign within six (6) months of the proposed commencement of the proposed sublease or assignment.
SECTION 11.02. CONDITIONS TO APPROVAL OF SUBLEASE.
A.	Required Notice and Information. If Tenant desires to assign or sublet all or any part of the Premises to a third party, it shall so notify Landlord that Tenant desires to make such assignment or sublease and shall provide Landlord with a copy of the proposed assignment or sublease, and such information as Landlord might reasonably request concerning the proposed sublessee or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, proposed use (and no telemarketing use shall be permitted), operations, and general desirability of the proposed subtenant(s) or assignee(s). At the written request of Tenant, Landlord will approve or disapprove of a proposed transferee prior to receiving a complete copy of the proposed assignment, sublease and other contractual documents, provided that (i) Landlord has been provided with sufficient information to make such decision, and (ii) any approval by Landlord of a proposed transferee shall be conditioned upon Landlord’s subsequent approval of the actual signed assignment, sublease or other contractual documents that are entered into to effectuate the proposed transfer.

B.	Landlord’s Options. Within twenty (20) days after Landlord’s receipt of a copy of Tenant’s proposed assignment or sublease and all requested information concerning the proposed subtenant(s) or assignee(s), Landlord shall, in its sole discretion, have the option to:
1.	Consent. Consent to the proposed assignment or sublease, in which event (i) without limiting the assignee’s or subtenant’s responsibilities and obligations under the applicable assignment, Tenant shall remain primarily liable for payment of all Rent and the performance of all Tenant’s obligations under this Lease and (ii) if the rent due and payable by any assignee or sublessee under any such permitted assignment or sublease (reduced by the reasonable commissions paid by Tenant to a broker to secure the subtenant or assignee, reasonable legal fees incurred by Tenant to negotiate the assignment or sublease agreement, the actual dollars paid by Tenant to retrofit the Premises for use by the assignee or subtenant and other reasonable, third-party costs and expenses incurred by Tenant in connection with the transfer) exceeds the Rent payable under the Lease for such space, Tenant shall pay to Landlord 50% of such excess rent and other excess consideration within ten (10) days following monthly receipt thereof by Tenant. Landlord shall have no right to share in the excess rent which Tenant receives as a result of a Business Transfer.

2.	Refuse to Consent. Reasonably refuse its consent to the proposed assignment or sublease.
C.	Deemed Consent. Landlord’s consent to the third party assignment or sublease, as applicable, shall be deemed to have been refused if Landlord fails to respond to Tenant’s request within twenty (20) days after Landlord’s receipt of all information and items required under paragraphs A and/or B of this Section 11.02. If Landlord fails to respond in writing within such twenty (20) day period and Tenant has provided all information required to be provided by Tenant in connection therewith, Tenant may give Landlord a second written notice requesting approval, which specifies in bold and all capital letters that Landlord’s failure to respond shall be deemed approval. If Landlord fails to respond in writing within five (5) Business Days after receipt of Tenant’s second written request, Landlord shall be deemed to have consented to the proposed assignment or sublease, as applicable.
SECTION 11.03. CONTINUING LIABILITY. No consent by Landlord to any assignment or sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the assignment or sublease. The consent by Landlord to any assignment or sublease shall not relieve Tenant from the obligation to obtain Landlord’s express written consent to any other assignment of sublease. Any assignment or sublease which is not in compliance with this Article 11 shall be voidable and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of rent by Landlord from a proposed assignee or sublessee shall not constitute the consent to such assignment or sublease by Landlord.
SECTION 11.04. SALE BY TENANT. Except in connection with a Business Transfer, any sale or other transfer, including by consolidation, merger or reorganization, of a majority of the voting stock of Tenant, if Tenant is a corporation, or any sale or other transfer of a majority in interest (whether of profits, losses, capital or voting power) or a majority of the persons composing the managers of the partnership, if Tenant is partnership, shall be an assignment for purposes of this Article 11, if the leasehold estate of Tenant under this Lease constitutes all or substantially all of the assets of Tenant as of the date of the sale or other transfer. Tenant may assign this Lease to a successor to Tenant by merger, consolidation reorganization or the purchase of substantially all of Tenant’s stock or assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Business Transfer”): (a) Tenant must not be in default beyond the expiration of any applicable cure periods; (b) if such assignment will result from a merger or consolidation of Tenant with another entity, then the Credit Requirement (defined below) must be satisfied; and (c) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Business Transfer (provided, that if prohibited by confidentiality in connection with a proposed Business Transfer, then Tenant shall give Landlord written notice within 10 Business Days after the effective date of the proposed Business Transfer). “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The “Credit Requirement” shall be deemed satisfied if the tangible net worth of the entity with which Tenant is to merge or consolidate is not less than $25,000,000, as evidenced to Landlord’s reasonable satisfaction.
SECTION 11.05. ASSUMED LIABILITIES. Each assignee, sublessee, mortgagee, pledgee, or other transferee (including but not limited to an assignee by assignment made pursuant to the provisions of Title 11 U.S.C. Section 101 et seq. as amended and in effect from time to time) other than Landlord, shall assume, as provided in this Section 11.05, all obligations of Tenant under this Lease (including without limitation those contained in this Article 11 on subletting, assignment, transfer, hypothecation, sale and encumbrance), and shall be and remain liable jointly and severally with Tenant for the payment of the rent, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease; provided, however, that the assignee, sublessee, mortgagee, pledgee or other transferee shall be liable to Landlord for rent only in the amount set forth in the assignment or sublease. No assignment shall be binding on Landlord unless the assignee or Tenant shall deliver to Landlord a counterpart of the assignment, consistent with the requirements of this Section 11.05, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.
SECTION 11.06. BANKRUPTCY. If this Lease is assigned to any person or entity pursuant to the provisions of the Federal Bankruptcy Code, Title 11 U.S.C. Section 101, et seq., as subsequently amended (the “Bankruptcy Code”), any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment will be paid or delivered to Landlord (which shall include the cure of any existing monetary defaults by payment of same to Landlord and the cure of any non-monetary defaults by performance within ten (10) Business Days of the assumption of this Lease by the assignee), will be and remain the exclusive property of Landlord and will not constitute property of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord will be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord. For purposes of Section 365(f) (2) of the Bankruptcy Code “adequate assurances of future performance” will include, but not be limited to, net worth, and creditworthiness equal to that of Tenant on the date of this Lease. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, will be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee will upon demand execute and deliver to Landlord an instrument confirming such assumption.
ARTICLE 12
TRANSFERS BY LANDLORD
SECTION 12.01. SALE OF THE PROJECT. Landlord has the unrestricted right to sell, transfer or assign its rights in the Building, the Project, the Complex, this Lease, or any portion of the foregoing without Tenant’s authority or approval. In the event of a sale or conveyance by Landlord of the Complex, the Project and/or the Building, the same shall operate to release Landlord from any and all liability under this Lease arising after the date of such sale. If any security deposit has been made by Tenant, Landlord shall transfer such security deposit to the purchaser, and thereupon Landlord shall be discharged from any further liability in reference thereto.
SECTION 12.02. SUBORDINATION AND ATTORNMENT.
A.	Subordination. This Lease shall be subject and subordinate to any lease wherein Landlord is the tenant and to the liens of any and all mortgages or deeds of trust, regardless of whether such lease, mortgages or deeds of trust now exist or may hereafter be created with regard to all or any part of the Project, and to any and all advances to be made thereunder, and to the interest thereon, and all modifications, consolidations, renewals, replacements and extensions thereof. Tenant also agrees that any lessor, mortgagee or trustee may elect to have this Lease prior to any lease or lien of its mortgage or deed of trust, and in the event of such election and upon notification by such lessor, mortgagee or trustee to Tenant to that effect, this Lease shall be deemed prior to said lease, mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said lease, mortgage or trust deed.

B.	Attornment. Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Premises (except in a sale-leaseback financing transaction), or in the event of the termination of any lease in a sale-leaseback financing transaction wherein Landlord is the lessee, attorn to and recognize such purchaser or assignee or mortgagee as Landlord under this Lease provided that any such purchaser, assignee or mortgagee agree that so long as Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant shall not be evicted from the Premises and Tenant’s leasehold estate and right to possession of the Premises shall not be terminated or disturbed. Tenant shall, in the event of any proceedings brought for the foreclosure of, or in the event of the exercise of the power of sale under, any mortgage or deed of trust covering the Premises, attorn to and recognize such purchaser or assignee or mortgagee as Landlord under this Lease, provided such purchaser, assignee or mortgagee agrees in writing to be bound by all of the terms and conditions of this Lease.

C.	Self-Operative Clauses. The above subordination and attornment clauses shall be self-operative and no further instruments of subordination or attornment need be required by any mortgagee, trustee, lessor, purchaser or assignee. In confirmation thereof, Tenant agrees that, upon the request of Landlord, or any such lessor, mortgagee, trustee, purchaser or assignee, Tenant shall execute and deliver whatever instruments may be reasonably required for such purposes and to carry out the intent of this Section. Landlord’s successor shall not be liable for Landlord’s breaches, if any, of this Lease.
ARTICLE 13
DEFAULT
ARTICLE 13.01. The occurrence of any of the following shall constitute a default and breach of this Lease by Tenant:
A.	Monetary Default. Any failure by Tenant to pay the Rent or to make any other payment required to be made by Tenant hereunder when due; provided that the first two (2) such failures during any calendar year of the Lease term shall not be a default if Tenant pays the amount due within five (5) Business Days after Tenant’s receipt of written notice from Landlord that such payments were not made when due, and further provided that with respect to any non-recurring payment due by Tenant hereunder (i.e., payments other than Basic Rent and Tenant’s scheduled monthly payments of Additional Rent), Tenant shall not be in default if Tenant pays the amount due within five (5) Business Days after Tenant’s receipt of written notice from Landlord shall such payments were not made when due.

B.	Non-Monetary Default. Except as provided in paragraph F. below, any failure by Tenant to observe and perform any other non-monetary provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice to Tenant; provided if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time to cure the failure so long as Tenant commences the cure within such thirty (30) day period and thereafter diligently pursues the cure to completion.

C.	Financial, Bankruptcy, etc. (i) Tenant cannot meet or acknowledges in writing it cannot meet its obligations as they become due, or becomes or is declared insolvent according to any law, or assigns any of its property for the benefit of creditors; or (ii) a receiver or trustee is appointed for Tenant or its property and not dismissed within 90 days; or (iii) the interest of Tenant or guarantor under this lease is levied on under execution or under other legal process and not dismissed within 90 days; or (iv) any petition is filed by or against Tenant to declare Tenant bankrupt or to delay, reduce or modify Tenant’s capital structure (provided that no such levy, execution, legal process or petition filed against Tenant shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service or filing).

D.	Loss of Right to do Business. If Tenant is a corporation or limited partnership, Tenant fails to maintain its right to do business in the State of Texas.

E.	Dissolution or Liquidation. If Tenant is a corporation or partnership, Tenant dissolves or liquidates or otherwise fails to maintain its corporate or partnership structure, as applicable.

F.	Sublease or Assignment. If Tenant assigns all or any portion of this Lease or subleases all or any part of the Premises without Landlord’s prior written approval except as otherwise provided in this Lease.
SECTION 13.02. REMEDIES OF LANDLORD. Upon the occurrence of any event of default specified in this Lease, Landlord, at its option, may have one or more of the following remedies, in addition to all other rights and remedies provided at law or in equity:
A.	Termination of Lease. Landlord may terminate this Lease and, without any further notice or demand, enter upon the Premises or any part thereof and take absolute possession of the same, expel or remove Tenant and any other person or entity who may be occupying the Premises, change the locks. In addition, Landlord shall be entitled to recover as damages a sum of money equal to the total of (1) the reasonable cost of recovering the Premises, (2) the unpaid Rent earned at the time of termination, plus interest thereon at the rate specified in this Lease, (3) Late Charges on unpaid Rent and accrued interest thereon at the rate specified in this Lease, (4) damages for the present value of the balance of the Rent for the remainder of the Term using a discount rate of eight percent (8%) less the fair market value for the Premises for the remainder of the Term (excluding any unexercised renewal periods) using a discount rate of eight percent (8%) which fair market value shall be calculated (i) using only the remaining Term of the Lease, (ii) assuming a six month vacancy for marketing, and (iii) including no brokerage commissions or tenant improvement allowance, (5) reasonable costs of reletting and refurbishing the Premises, and (6) any other sum of money and damages owed by Tenant to compensate Landlord for the detriment caused by Tenant’s failure to perform its obligations under this Lease specifically including, without limitation, the unamortized portion of any reasonable out-of-pocket expense by Landlord in connection with this Lease.

B.	Termination of Possession without Termination Lease. Landlord may immediately terminate Tenant’s right of possession of the Premises, but not terminate the Lease, and without notice or demand enter upon the Premises or any part thereof and take absolute possession of the same, expel or remove Tenant and any other person or entity who may be occupying the Premises, change the locks, all without judicial process, and at Landlord’s option, Landlord may relet the Premises or any part thereof for such terms and such rents as Landlord may reasonably elect. In the event Landlord shall elect to so relet, then rent received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, second, to the payment of any reasonable cost of such reletting, including, without limitation, reasonable refurbishing costs and leasing commissions, and third, to the payment of Rent due and unpaid hereunder, and Tenant shall satisfy and pay any deficiency within 10 days after demand therefor from time to time. Reletting of the Premises shall not be construed as an election on the part of Landlord to terminate this Lease. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Notwithstanding any provision in this Article 13 to the contrary, upon the default of any substitute tenant or upon the expiration of the term of such substitute tenant before the expiration of the term of this Lease, Landlord may, at Landlord’s sole election, either relet to still another substitute tenant or otherwise exercise its rights under this Article 13.

C.	Perform the Breached Covenant or Agreement. If Tenant’s default is under Section 13.01B above, Landlord may, without obligation, and without waiving or releasing Tenant from the default or any other default or any other obligations of Tenant, perform the covenant, condition or agreement which is the subject of the default. All reasonable sums so paid by Landlord and all reasonable costs incurred by Landlord, including reasonable attorneys’ fees, together with interest at the highest rate allowed by law but not in excess of the maximum rate that Landlord is permitted by law to charge, shall be payable to Landlord within thirty (30) days after written demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy hereunder) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rent.

D.	Cumulative and Additional Remedies. Any termination of this Lease or entry into and possession of the Premises by Landlord under this Article shall be without liability or responsibility for damages to Tenant. The foregoing rights and remedies under this Article 13 shall be in addition to any and all other rights and remedies to which Landlord is entitled under this Lease or at law or in equity. Tenant further agrees that Landlord may file suit to recover any sums due under the terms of this Article and that no recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. Reletting of the Premises shall not be construed as an election on the part of Landlord to terminate this Lease and, notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. If Landlord terminates Tenant’s possession of the Premises as permitted under this Article 13, Landlord shall have no obligation to post any notice and Landlord shall have no obligation whatsoever to tender to Tenant a key for new locks installed in the Premises.

E.	Automatic Termination Under Certain Circumstances. If any action is taken by or against Tenant in any court pursuant to any statutes pertaining to bankruptcy or insolvency or the reorganization of Tenant and Tenant has not removed or vacated the same within 90 days after the date of such filing, Tenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of all or substantially all of Tenant’s assets or of Tenant’s interest in this Lease and is not dismissed within 90 days, or there is an attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or of Tenant’s interest in this Lease which is not vacated, dismissed or removed within 90 days, then this Lease shall ipso facto be cancelled and terminated and of no further force or effect. In such event, neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Premises or any interest in this Lease and Landlord shall, in addition to any other rights and remedies under this Lease, be entitled to retain any rent, security deposit, or other monies received by Landlord from Tenant as liquidated damages. Notwithstanding anything herein to the contrary, to the extent that the United States Bankruptcy Code supersedes any of the provisions of this Section 13.02.E. or stays the enforcement of any of Landlord’s remedies under this Section 13.02.E., the United States Bankruptcy Code shall control.

Notwithstanding anything to the contrary in this Lease, except as set forth in this Article 13 or as set forth in Section 1.04 above, in no event shall Tenant be liable for any consequential damages as a result of a breach of or default under this Lease.
SECTION 13.03 MITIGATION OF DAMAGES. Landlord agrees to use reasonable efforts to mitigate damages; provided that it is understood and agreed that the following shall apply in determining whether such efforts by Landlord to relet are reasonable:
A.	Landlord may elect to lease other comparable, available space in the Building, if any, before reletting the Premises;

B.	Landlord may elect to consent to the assignment or sublease by an existing tenant of the Building before reletting the Premises;

C.	Landlord may decline to incur out-of-pocket costs to relet the Premises, other than customary leasing commissions and legal fees for the negotiation of a lease with a new tenant;

D.	Landlord may decline to relet the Premises at a rate below the then prevailing market rental rates;

E.	Landlord may decline to relet the Premises to a prospective tenant if the nature of such prospective tenant’s business is not consistent with the tenant mix of the Building or with any other tenant leases that contain provisions prohibiting Landlord from leasing space in the Building for certain uses;

F.	Landlord may decline to relet the Premises to a prospective tenant, the nature of whose business may have an adverse impact upon the manner in which the Building is operated or upon the reputation of the Building even though in each of said circumstances such prospective tenant may have a good credit rating; and

G.	Before reletting the Premises to a prospective tenant, Landlord may require the prospective tenant to demonstrate the same financial capacity that Landlord would require as a condition to leasing other space in the Building to the prospective tenant.
SECTION 13.04. DEFAULTS BY LANDLORD. Notwithstanding any provision to the contrary contained in this Lease, Landlord shall be in default under this Lease if, and only if, (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord (or if such failure cannot reasonably be cured within such 30-day period, Landlord fails to commence its curative actions within such 30-day period or having so commenced its curative actions, thereafter fails to diligently to pursue the curing of the same) and (ii) notice of default is sent by Tenant to Landlord’s lenders in accordance with any non-disturbance agreement signed by Tenant and Landlord’s lender. If Landlord shall be in default under this Lease and, as a consequence of such default, Tenant obtains a judgment against Landlord, then such judgment shall be satisfied only out of the right, title, and interest of Landlord in the Building as the same may then be encumbered, including all rents due from tenants, insurance proceeds and proceeds from condemnation or eminent domain proceedings. In no event shall Tenant have the right to levy execution against any property of Landlord other than its right, title and interest in the Building, including all rents due from tenants, insurance proceeds and proceeds from condemnation or eminent domain proceedings. Further, notwithstanding anything to the contrary in this Lease, in no event shall Landlord be liable for any consequential damages as a result of a breach of or default under this Lease. The foregoing rights and remedies under this Article 13 shall be cumulative.
ARTICLE 14
CERTAIN STATE LAW ISSUES
SECTION 14.01 PROTEST OF REAL PROPERTY TAXES. TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE BUILDING, THE PROJECT AND THE COMPLEX OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.
SECTON 14.02 Intentionally omitted.
SECTION 14.03 CALCULATION OF CHARGES. Landlord and Tenant agree that each provision of the Lease for determining charges, amounts and Additional Rent payments by Tenant is commercially reasonable, as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code, as amended from time to time. Moreover, Tenant acknowledges that Tenant is knowledgeable and experienced in commercial transactions and agrees that each such provision providing for a calculation or determination of charges, amounts and Additional Rent payments is commercially reasonable and constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code, as amended from time to time.
ARTICLE 15
NOTICES
All notices, consents, approvals, requests, demands or other communications which Landlord or Tenant shall be required, or may desire, to serve on the other shall be in writing and may be served, either by personal service or by depositing the same with the U.S. Postal Service, by registered or certified mail, postage prepaid, or by sending the notice or other communication by a nationally recognized overnight courier (e.g., Federal Express) addressed as follows; (i) to Landlord at the address set forth in Item 13 of the Basic Lease Provisions; and (ii) to Tenant at the address set forth in Item 13 of the Basic Lease Provisions. Any notices by given as aforesaid shall be deemed delivered, served and given three (3) Business Days after deposit of the same with the postal authority or one (1) Business Day after deposit with the overnight courier. The addresses stated above shall be effective for all notices to the respective parties until written notice of a change of address is given pursuant to the provisions hereof. Notwithstanding the foregoing any requests by Tenant for approval of Tenant Alteration and responses by Landlord to such requests may be delivered by personal service to persons located in Tarrant County, Texas, designated by Landlord and Tenant specifically for such purpose. Any notice from Tenant may be given by Tenant or Tenant’s attorneys.

ARTICLE 16
MISCELLANEOUS PROVISIONS
ARTICLE 16.01. ESTOPPEL CERTIFICATE. Landlord and Tenant shall each, within ten (10) Business Days after request by the other party or any lender of such party, without additional consideration, deliver an Estoppel Certificate, consisting of statements, if true, that:
A.	This Lease is in full force and effect, with rental paid through the applicable date;

B.	This Lease has not been modified or amended;

C.	To the best of such party’s knowledge, the other party hereto is not in default and has fully performed all of its obligations hereunder, and any such further provisions as such party reasonably approves. In the event that, in such party’s opinion, the other party hereto is in default or this Lease has been amended or modified or any statements in the estoppel are incorrect, such party shall indicate its opinion of the true state of affairs by either (i) stating separately the correct entries, or (ii) modifying the statement(s) above in order to make it (them), in such party’s opinion, true and correct; and

D.	Such further matters as either party hereto may reasonably require.
The failure to supply such estoppel certificate within ten (10) Business Days after receipt of such estoppel certificate shall be an event of default hereunder.
SECTION 16.02. RELOCATION. Intentionally omitted.
SECTION 16.03. ATTORNEYS’ FEES. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action and such amount shall be included in any judgment rendered in such proceeding.
SECTION 16.04. WAIVER. No waiver by either party of any provision of this Lease or of any breach of the other party hereunder shall be deemed to be a waiver of any other provision hereof (unless waived in writing), or of any subsequent breach by such party of the same or any other provision. Consent to or approval of any act by one party requiring the other party’s consent or approval shall not be deemed to render unnecessary the obtaining of such party’s consent to or approval of any subsequent act. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless done in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in writing signed by Landlord.
SECTION 16.05. APPLICABLE LAW. This Lease shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 16.06. COMMON FACILITIES; PARKING.
A.	Common Areas. Tenant shall have the non-exclusive right, in common with others, to the use of common area entrances, corridors, foyers and lobbies (expressly excluding any of the foregoing that are part of a tenant’s premises), passenger and freight elevators, common use ramps, drives and similar access and serviceways, Building stairs (including fireways), landscaped areas (provided Tenant shall not enter any such landscaped areas unless permitted), running, walking and bicycle tracks, and other common use areas in the Complex (the “Common Areas”), subject to the Rules and Regulations and such other rules and regulations as may be adopted by the Landlord in accordance with Section 4.02 of these Supplemental Lease Provisions and Landlord’s right to alter such facilities in accordance with the terms of this Lease.

B.	Common Facilities . “Common Facilities” shall mean those facilities and equipment which are used by Landlord in connection with the delivery of services to, and the operation, maintenance and/or repair of the Building, the Common Areas, and/or the facilities and equipment which constitute Common Facilities, which shall include, but not be limited to, (A) janitor closets, (B) lighting for parking and roads, walkways, pathways, and sidewalks, (C) any and all mechanical, electrical, telephone and similar rooms, (D) elevator, pipe and other vertical and horizontal shafts, risers, ducts and flues, (E) the central plant located in the basement of the Building, (F) all base Building systems and all components thereof, and (G) any area above an acoustical ceiling, as well as the area below floor surfaces and within walls. All such Common Facilities shall be subject to the control and management of Landlord. Tenant shall have no right to use any of the Common Facilities, except that Landlord will allow Tenant’s qualified contractors to access the electrical room, telephone rooms, above ceiling areas, and risers used for installations of various conduit and wires in and to the Premises, provided (1) such contractors arrange access through Landlord and comply with Landlord’s reasonable rules and regulations, (2) any installations in and modifications of such rooms, above ceiling areas and risers shall comply with all requirements pertaining to Tenant Alterations and the Work Letter, and (3) Landlord shall have the right to approve all such installations and modifications to any such rooms, above ceiling areas and risers (not to be unreasonably withheld, conditioned or delayed).

C.	Parking. Tenant shall have the right to use up to forty-five (45) parking permits in conjunction with its use of the Premises. All forty-five (45) of those permits will be for unreserved parking in the areas under and immediately adjacent to the Building. Such parking rights are more fully set forth in and subject to the terms and conditions of the Parking Agreement attached hereto as Exhibit E.
SECTION 16.07. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
SECTION 16.08. BROKERS. Each party represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the broker(s) named in Item 11 of the Basic Lease Provisions (the

“Broker”), and that it knows of no other real estate broker(s) or agent(s) who is (are) or might be entitled to a commission or finder’s fee in connection with this Lease. Landlord agrees to pay a commission to the Broker pursuant to a separate commission agreement. Landlord and Tenant shall each indemnify, defend and hold the other harmless from and against any liability or claim, whether meritorious or not, including reasonable attorneys’ fees and court costs, resulting from any claim for a fee or commission by any broker or finder (other than any Excluded Claims) claiming through the indemnifying party in connection with the Premises or this Lease. “Excluded Claims” shall be claims made against Landlord by Broker for a commission payable under the commission agreement between Broker and Landlord.
SECTION 16.09. SEVERABILITY. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
SECTION 16.10. NAME. Tenant shall not, without the written consent of Landlord, use the name or logo of the Project or Complex for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and in no event shall Tenant acquire any rights in or to such names.
SECTION 16.11. EXAMINATION OF LEASE. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.
SECTION 16.12. INTEREST ON TENANT’S OBLIGATIONS. Except as otherwise expressly provided herein, any amount due from Tenant to Landlord (other than interest) which is not paid when due shall bear annual interest at twelve percent (12%), but not to exceed the highest rate allowed by law, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default.
SECTION 16.13. TIME. Time is of the essence in this Lease and in each and all of the provisions hereof. Any reference to “days” herein shall refer to calendar days unless otherwise expressly stated. Notwithstanding the foregoing, whenever a period of time is herein prescribed for action to be taken by either Landlord or Tenant, neither shall be liable or responsible for, and there shall be excluded from the computation of any such period of time, the following (each an event of “Force Majeure” or “force majeure”): any delays due to strikes, riots, Acts of God, war, terrorism, criminal acts by third parties, governmental laws, regulation or restriction or other causes which are beyond the control of either party. Notwithstanding the foregoing, Tenant shall be required to pay Basic Rent, Additional Rent and all other Rent during any such period of Force Majeure, as and when required under this Lease and an event of Force Majeure shall not extend any of Tenant’s cure periods with respect to the payment of Rent provided for under Article 13 of this Lease. If any provision of this Lease requires Tenant to make a payment or reimbursement to Landlord and no specific time period for payment is provided herein, then such payment and/or reimbursement obligation shall be payable within thirty (30) days after demand.
SECTION 16.14. DEFINED TERMS AND MARGINAL HEADINGS. The words “Landlord” and “Tenant” as used herein shall include the plural as well as singular. If more than one person is named as Tenant, the obligations of such persons are joint and several. The headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.
SECTION 16.15. CORPORATE AUTHORITY. Tenant hereby represents that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in Texas, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation was authorized to do so. Landlord hereby represents that Landlord has full right and authority to enter into this Lease and that each person signing on behalf of Landlord was authorized to do so.
SECTION 16.16. RECORDING. Neither this Lease nor any memorandum hereof shall be recorded.
SECTION 16.17. RENT TAX. If applicable in the jurisdiction where the Premises are situated either now or in the future, Tenant shall pay and be liable for all rental, sales and use taxes or other similar taxes, if any levied or imposed by any city, state, county or other governmental body having authority as a substitute for ad valorem taxes, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the Rent upon which such tax is based.
SECTION 16.18. MULTIPLE COUNTERPARTS/FAX SIGNATURE PAGES. This Lease may be executed in a number of identical counterparts. Each such counterpart is deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Lease, it shall not be necessary to produce or account for more than one counterpart; provided that the counterpart produced must be the counterpart executed by the party against whom enforcement hereof is sought. Facsimile notices and signatures hereunder shall be deemed to be original if originals are provided within five (5) Business Days thereafter.
SECTION 16.18. ENTIRE AGREEMENT. This Lease, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.
SECTION 16.19. EXHIBITS. All exhibits referred to are attached to this Lease and incorporated by reference.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURE PAGES IMMEDIATELY FOLLOW.

     IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles 1 through 16, together with all Exhibits attached hereto, as of the date first above written.

TENANT: MIDDLEBROOK PHARMACEUTICALS, INC, a Delaware corporation

By:
Name:
Title:

LANDLORD: MAGUIRE PARTNERS-SOLANA LIMITED PARTNERSHIP, a Texas limited partnership
By:	Maguire Partners-Solana GP Limited
Liability Company, a Delaware limited liability
company, General Partner

By:
Tom Allen, Vice President